Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of

October 19, 2015

among

EXCO RESOURCES, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors

The Lenders Party Hereto

HAMBLIN WATSA INVESTMENT COUNSEL LTD.,

as Administrative Agent

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Trustee

i

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Reserved
Exhibit C	–	Form of Counterpart Agreement
Exhibit D	–	Form of Solvency Certificate
Exhibit E	–	Form of Note
Exhibit F	–	Form of Collateral Trust Agreement
Exhibit G	–	Form of Intercreditor Agreement
Exhibit H-1	–	Form of U.S. Tax Compliance Certificate
Exhibit H-2	–	Form of U.S. Tax Compliance Certificate
Exhibit H-3	–	Form of U.S. Tax Compliance Certificate
Exhibit H-4	–	Form of U.S. Tax Compliance Certificate
Exhibit I	–	Form of Collateral Coverage Reserve Report
Exhibit J	–	Reserved

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Capitalization and Credit Party Information
Schedule 3.18	–	Specified Accounts
Schedule 3.22	–	Filing Offices for Mortgages and Financing Statements
Schedule 5.18	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.05	–	Affiliate Transactions
Schedule 6.07	–	Existing Liens

v

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT dated as of October 19, 2015, among EXCO RESOURCES, INC., a Texas corporation, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, HAMBLIN WATSA INVESTMENT COUNSEL LTD., as Administrative Agent and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee.

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(1) discounted future net revenue from Proved Reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a Reserve Report prepared as of the end of the fiscal year, which Reserve Report is prepared or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines of:

(A) estimated Proved Reserves of the Borrower and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such Reserve Report, and

(B) estimated Proved Reserves of the Borrower and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of Proved Reserves (including previously estimated development costs incurred during the period and the accretion of discount since the year period end) due to exploration, development or exploitation, production or other activities which Reserves were not reflected in such Reserve Report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(C) estimated Proved Reserves of the Borrower and its Restricted Subsidiaries reflected in such Reserve Report produced or disposed of since the date of such Reserve Report, and

(D) reductions in the estimated oil and natural gas Reserves of the Borrower and its Restricted Subsidiaries reflected in such Reserve Report since the date of such Reserve Report attributable to downward determinations of estimates of Proved Reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such Reserve Report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines;

in the case of clauses (a)(1) and (a)(1)(A) through (a)(1)(D) utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end, provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Borrower’s engineers or by an independent petroleum engineer engaged by the Borrower for that purpose;

(2) the capitalized costs that are attributable to Oil and Gas Properties of the Borrower and its Restricted Subsidiaries to which no Proved Reserves are attributed, based on the Borrower’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Borrower have been made publicly available prior to the date of determination;

(3) the Net Working Capital as of the end of the most recent fiscal quarter ending prior to the date of determination; and

(4) the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter ending prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers (which may be a nationally recognized investment banking firm), of all other tangible assets, including mineral rights held under leases or other contractual arrangements, of the Borrower and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year ending prior to the date of determination (provided, however, that the Borrower shall not be required to obtain such an appraisal of such assets solely for the purpose of determining this value); minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of

(1) minority interests;

(2) any natural gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited consolidated financial statements;

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(4) to the extent included in the immediately preceding clause (a)(1) above, the discounted future net revenue calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end), would be necessary to satisfy fully the obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

Whether or not the Borrower uses the successful efforts method of accounting or the full cost (or similar method) method of accounting, ACNTA will be calculated as if the Borrower were using the full cost (or similar method) method of accounting. Any calculation of ACNTA shall be determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Coverage Ratio.

“Act” has the meaning assigned to such term in Section 10.14.

“Additional Secured Debt Designation” means the written agreement of the Parity Lien Representative of holders of any Series of Parity Lien Debt or the Junior Lien Representative of holders of any Series of Junior Lien Debt, as applicable, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt or Series of Junior Lien Debt, for the benefit of (a) all holders of existing and future Priority Lien

Debt, the Priority Lien Collateral Agent and each existing and future holder of Priority Liens, (b) if applicable, all holders of each existing and future Series of Parity Lien Debt, the Collateral Trustee and each existing and future holder of Parity Liens, and (c) if applicable, all holders of each existing and future Series of Junior Lien Debt, the Junior Lien Collateral Agent and each existing and future holder of Junior Liens, in each case:

(1) that all Parity Lien Obligations or Junior Lien Obligations, as applicable, will be and are secured equally and ratably by all Parity Liens or Junior Liens, as applicable, at any time granted by the Borrower or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt or Series of Junior Lien Debt, as applicable, whether or not upon Property otherwise constituting collateral for such Series of Parity Lien Debt or Series of Junior Lien Debt, as applicable, and that all such Parity Liens or Junior Liens, as applicable, will be enforceable by the Collateral Trustee or Junior Lien Collateral Agent, as applicable, for the benefit of all holders of Parity Lien Obligations or Junior Lien Obligations, as applicable, equally and ratably;

(2) that such Parity Lien Representative or Junior Lien Representative, as applicable, and the holders of Obligations in respect of such Series of Parity Lien Debt or Series of Junior Lien Debt, as applicable, are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens, Parity Liens and Junior Liens and the order of application of proceeds from the enforcement of Priority Liens, Parity Liens and Junior Liens; and

(3) appointing the Collateral Trustee or Junior Lien Collateral Agent, as applicable, and consenting to the terms of the Intercreditor Agreement and the performance by the Collateral Trustee or Junior Lien Collateral Agent, as applicable, of, and directing the Collateral Trustee or Junior Lien Collateral Agent, as applicable, to perform, its obligations under the Collateral Trust Agreement or applicable security documents, as applicable, and the Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

“Administrative Agent” means Hamblin Watsa Investment Counsel Ltd., in its capacity as contractual representative of the Lenders hereunder pursuant to Article IX and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.05.

“Agents” has the meaning assigned to such term in Section 10.16.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Agreement” means this Term Loan Credit Agreement, dated as of October 19, 2015.

“Appalachian Area” has the meaning assigned to such term in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“Applicable Interest Rate” means, with respect to the Term Loans, 12.50% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders, and (b) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure; provided that, in accordance with Section 2.15 (other than Section 2.15(b)), so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above. The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 2.01. If the Commitments have terminated or expired, the Applicable Percentage of any Lender shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Bank” means any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Approved Petroleum Engineer” means Lee Keeling & Associates, Netherland Sewell & Associates, Inc., Ryder Scott Petroleum Consultants or any other reputable firm of independent petroleum engineers selected by the Borrower and approved by the Administrative Agent and the Majority Lenders which approval shall not be unreasonably withheld.

“Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary), (b) all or substantially all the assets of any division or line of business of the Borrower or any Restricted Subsidiary, and (c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary; provided that none of the following shall constitute an “Asset Sale” for purposes hereof:

(a) a disposition by (i) a Guarantor to the Borrower or by the Borrower or a Guarantor to a Guarantor, (ii) a Non-Credit Party Restricted Subsidiary to the Borrower or a Guarantor and (iii) a Non-Credit Party Restricted Subsidiary to a Non-Credit Party Restricted Subsidiary;

(b) for purposes of Section 6.04 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 6.04;

(c) a disposition of Crude Oil, Natural Gas or other Hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production operations of the Borrower and its Subsidiaries (but, excluding, among other things and for the avoidance of doubt, the disposition of all or substantially all the assets of the Borrower and its Restricted Subsidiaries, taken as a whole);

(d) the provision of services, equipment and other assets for the operation and development of the Borrower’s and its Restricted Subsidiaries’ Crude Oil and Natural Gas wells, in the ordinary course of the Borrower’s and its Restricted Subsidiaries Oil and Gas Business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;

(e) the sale or other disposition of cash or Temporary Cash Investments, Hedging Obligations or other financial instruments in the ordinary course of business;

(f) the trade or exchange by the Borrower or any Restricted Subsidiary of any Oil and Gas Property of the Borrower or such Restricted Subsidiary for any Oil and Gas Properties of another Person or for the Capital Stock of a Person primarily engaged in the Oil and Gas Business, including any de minimis amount of cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value (but, excluding, among other things and for the avoidance of doubt, the disposition of all or substantially all the assets of the Borrower and its Restricted Subsidiaries, taken as a whole); provided, however, that the value of the Oil and Gas Properties therein received by the Borrower or any Restricted Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors or an executive officer of the Borrower or such Restricted Subsidiary with the responsibility for such transaction (if the Board of Directors has delegated such determination to such executive officer, which delegation may occur for Oil and Gas Properties for which the fair market value is less than $50,000,000), which determination shall be conclusive evidence of compliance with this provision) of the Oil and Gas Properties or Capital Stock of a Person primarily engaged in the Oil and Gas Business (including any cash or Cash Equivalents) so traded or exchanged; provided, further, that any Net Cash Proceeds are applied pursuant to the requirements of Section 2.08;

(g) the creation or perfection of a Lien permitted pursuant to this Agreement;

(h) the abandonment, farm-out, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business;

(i) the sale or transfer of surplus or obsolete equipment;

(j) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k) the licensing or sublicensing of intellectual property (including without limitation the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property (other than any Oil and Gas Properties or other interest in real property) in the Borrower’s ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(l) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(m) the following transactions:

(i) the sale, transfer or assignment by the Borrower, EXCO PA, EXCO WV or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Borrower, EXCO PA, EXCO WV or any other Restricted Subsidiary in the Appalachian Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the Marcellus JV Documents;

(ii) the sale, transfer or assignment by the Borrower, EOC or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Borrower, EOC or any other Restricted Subsidiary in the East Texas/North Louisiana Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the BG Joint Development Agreement; and

(iii) the sale, transfer or assignment by the Borrower, EOC or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties or mid-stream facilities to the extent required pursuant to and in accordance with the provisions of the KKR Participation Agreement; and

(n) a disposition of assets in a single transaction or a series of related transactions with a fair market value of less than $5,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy, reorganization or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person or any parent thereof by a Governmental Authority or instrumentality thereof or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“BG Development Costs” means the costs and expenses incurred in the conduct of development operations in the East Texas/North Louisiana Area pursuant to the BG JV Documents.

“BG Gathering” means BG US Gathering Company, LLC, a Delaware limited liability company.

“BG Joint Development Agreement” means that certain Joint Development Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, modified or restated in a manner not adverse to the interests of the Lenders in any material respect), by and among BG US Production Company, LLC, a Delaware limited liability company, and EOC, pursuant to which the parties thereto entered into a joint development agreement to develop and operate certain oil and gas properties located in the East Texas/North Louisiana Area.

“BG JV Documents” means the BG Joint Development Agreement and any other documents, instruments, agreements or certificates contemplated by or executed in connection therewith.

“BG Operating Account” means that certain controlled disbursement operating account maintained at JPMorgan Chase Bank, N.A. and established by EOC and BG US Production Company, LLC, a Delaware limited liability company, for the purpose of funding the costs and expenses associated with the development of the East Texas/North Louisiana Area in accordance with the terms of the BG Joint Development Agreement.

“Bluescape Agreement” means that certain Services and Investment Agreement, dated as of March 31, 2015, between Borrower and Energy Strategic Advisory Services LLC, a Delaware limited liability company, as the same may be amended, supplemented, modified, restated, refinanced or replaced from time to time in a manner not adverse to the interests of the Lenders in any material respect.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means EXCO Resources, Inc., a Texas corporation.

“Borrowing” means a borrowing of a Term Loan made on the same date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.07, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means: (a) in the case of a corporation, corporate stock or shares in the capital of such corporation; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, shall not be deemed to be Capital Stock unless and until such instrument is so converted or exchanged.

“Cash Equivalents” means any of the following:

(a) Dollars;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of two years or less from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with an Approved Bank;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clauses (f) and (g) below entered into with any Approved Bank or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(f) marketable short-term money market and similar liquid funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(g) readily marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the U.S. or any political subdivision or taxing authority thereof; provided that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of two years or less from the date of acquisition;

(h) Investments with average maturities of 18 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(i) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above; and

(j) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P and “A-2” from Moody’s with maturities of two years or less from the date of acquisition.

“Cash Management Obligations” means any obligations in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Investor, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person other than, in the case of a merger or consolidation transaction, a transaction in which holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) become the beneficial owners directly or indirectly of at least a majority of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; or

(d) the occurrence of any “Change of Control” (or similar term) as such term is defined under the First Lien Credit Agreement or under any Priority Lien Document, Parity Lien Document or Junior Lien Document.

“Charges” has the meaning assigned to such term in Section 10.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement dated as of the Effective Date among the Borrower, the Guarantors party thereto, the Collateral Trustee and the Administrative Agent, in the form of Exhibit F, as the same may be amended, supplemented, modified or restated in accordance with the terms thereof.

“Collateral Trust Joinder Agreement” means (x) in the case of additional debt, a joinder agreement substantially in the form of Exhibit B to the Collateral Trust Agreement or (y) in the case of an additional Grantor, a joinder agreement substantially in the form of Exhibit C to the Collateral Trust Agreement.

“Collateral Trustee” means the collateral trustee for all holders of Parity Lien Obligations under the Collateral Trust Agreement. Wilmington Trust, National Association will initially serve as the Collateral Trustee.

“Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Agreement” means any oil or natural gas hedging agreement and other agreement or arrangement entered into in the ordinary course of business and designed to protect the Borrower or any Restricted Subsidiary against fluctuations in oil or natural gas prices.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, that:

(a) if the Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(b) if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Borrower or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(e) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period; and

(f) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Temporary Cash Investments held by such Person or any Restricted Subsidiary of such Person, which cash or Temporary Cash Investments exist on the date of determination or will exist as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, will be included.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and the consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Borrower or the Restricted Subsidiaries, without duplication,

(a) interest expense attributable to Capital Lease Obligations;

(b) [reserved];

(c) capitalized interest;

(d) [reserved];

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(f) net payments pursuant to Currency Agreements and Interest Rate Agreements;

(g) dividends accrued in respect of all Preferred Stock held by Persons other than the Borrower or a Wholly-Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Borrower);

(h) interest incurred in connection with Investments in discontinued operations;

(i) interest actually paid by the Borrower or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any Person; and

(j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding the foregoing, there shall be excluded from Consolidated Interest Expense (1) Consolidated Interest Expense with respect to any Production Payments to the extent such Production Payments are excluded from the definition of “Indebtedness” and (2) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Borrower and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income the following items, in each case adjusted for income taxes, using the Borrower’s estimated income tax rate for the applicable period, attributable to such items excluded from Consolidated Net Income:

(a) any net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(1) subject to the exclusion contained in clause (e) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a consolidated Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

(2) the Borrower’s cash contributions (net of cash contributions or other cash distributions from such Person) in connection with a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(b) any net income (or loss) of any Person acquired by the Borrower or a consolidated Restricted Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(c) any net income of any consolidated Restricted Subsidiary if such consolidated Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such consolidated Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(1) subject to the exclusion contained in clause (e) below, the Borrower’s equity in the net income of any such consolidated Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed (or, if greater, for purposes of calculation of the Consolidated Coverage Ratio only, permitted at the date of determination to be distributed) by such consolidated Restricted Subsidiary during such period to the Borrower or another consolidated Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another consolidated Restricted Subsidiary, to the limitation contained in this clause); and

(2) the Borrower’s cash contributions in connection with a net loss of any such consolidated Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d) any gain (or loss) realized upon the sale or other disposition of any assets of the Borrower, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(e) any impairment losses on Oil and Gas Properties;

(f) extraordinary or non-recurring gains or losses;

(g) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC815);

(h) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(i) any income from assets or businesses classified as discontinued operations;

(j) the cumulative effect of a change in accounting principles; and

(k) to the extent deducted in the calculation of Consolidated Net Income, any non-cash or non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded, in each case, for such period.

Notwithstanding the foregoing, for the purpose of Section 6.02 only (but not the calculation of the Consolidated Coverage Ratio for purposes of determining compliance with such covenant), there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Borrower or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such section pursuant to Section 6.02(a)(3)(iv). In addition, for purposes of this definition, the term “non-recurring” means any charge, expense, loss or gain as of any date that is not reasonably likely to recur within the two years following the date of occurrence of such charge, expense, loss or gain; provided that if there is a charge, expense, loss or gain similar to such expense, loss or gain within the two years preceding such date, such expense, loss or gain shall not be deemed non-recurring and; provided further, that severance payments shall be considered “non-recurring” regardless of the frequency of the payment of such payments.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(1) for the purchase or payment of any such primary obligation, or

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 5.14.

“Credit Exposure” means, with respect to any Lender at any time, an amount equal to the aggregate principal amount of its Term Loans outstanding.

“Credit Facilities” means, collectively, one or more debt facilities (including, without limitation, the First Lien Credit Agreement), capital markets financings or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, bankers acceptances, notes or other long-term indebtedness, including any mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Credit Parties” means collectively, the Borrower and each Guarantor and each individually, a “Credit Party”.

“Crude Oil” means all crude oil and condensate.

“Currency Agreement” means any Swap Agreement with respect to currency values, including foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective

Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a parent that has, on or after the Effective Date, become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement” means a deposit account control agreement to be executed and delivered among any Credit Party, the First Lien Agent, the Collateral Trustee and each bank at which such Credit Party maintains any deposit account, in each case, in accordance with such bank’s standard form of control agreement or otherwise as may be reasonably acceptable to the Collateral Trustee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“DIP Financing” means any post-petition financing under Section 364 of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

“Discharge of Priority Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Disinterested Member” means, with respect to any transaction, a member of the Borrower’s Board of Directors who does not have any material direct or indirect financial interest (other than as an owner of Equity Interests in the Borrower or as an officer, manager or employee of the Borrower or any Restricted Subsidiary) in or with respect to such transaction and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Borrower or a Restricted Subsidiary), who has any direct or indirect financial interest in or with respect to such transaction.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, conveyance, license, lease, farm-out, exchange or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means a Person identified in writing to the Administrative Agent by the Borrower on or prior to the Effective Date, which list may be updated from time to time after the Effective Date at the request of the Borrower with the consent of the Administrative Agent (not to be unreasonably withheld or delayed). For the avoidance of doubt, the Administrative Agent shall be permitted to post the list Disqualified Institutions to the Lenders, and any additional list of Disqualified Institutions will be available for inspection by any Lender upon request to the Administrative Agent.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a) matures or is mandatorily redeemable (other than redeemable only for Equity Interest of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case on or prior to the 181st day after the Term Loan Maturity Date; provided, however, that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of an “asset sale” or “change of control” occurring prior to the 181st day after the Term Loan Maturity Date shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the terms applicable to the Loans in Section 2.08 and 6.04 and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Loans, including the prepayment or repayment of any Loans tendered pursuant thereto. The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollar Equivalent” means with respect to any monetary amount in a currency other than Dollars, at any time for determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as described in Section 6.01, whenever it is necessary to determine whether the Borrower or any Restricted Subsidiary has complied with any covenant in this Agreement or a Default has occurred and an amount is expressed in a currency other than Dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Auction” has the meaning assigned to such term in Section 10.04(e).

“East Texas/North Louisiana Area” has the meaning assigned to such term in the BG Joint Development Agreement as in effect on the Effective Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“EBG Resources” means EBG Resources, LLC, a Delaware limited liability company.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a) all income tax expense of the Borrower and its consolidated Restricted Subsidiaries;

(b) Consolidated Interest Expense;

(c) depreciation, depletion, exploration and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) expense of the Borrower and its consolidated Restricted Subsidiaries (excluding amortization of expenses attributable to a prepaid operating activity item that was paid in cash in a prior period);

(d) all other non-cash charges of the Borrower and the consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period other than non-cash charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Subtopic 410-20 for Asset Retirement Obligations); and

(e) unrealized non-cash foreign exchange losses of the Borrower and the consolidated Restricted Subsidiaries,

in each case, for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(1) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(2) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a consolidated Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Effective Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund or an Approved Fund of a Lender and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Affiliates or a Disqualified Institution (provided, further, that the immediately preceding proviso shall not apply to Fairfax). Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Institution.

“Engineered Value” has the meaning assigned to such term in the First Lien Credit Agreement as in effect on the date hereof; provided, that in the event such First Lien Credit Agreement is no longer in effect (or, at the election of the Administrative Agent, in the event such term is amended) the Borrower and the Administrative Agent shall negotiate in good faith to agree to a replacement definition with a substantially consistent economic effect (and with such prior definition to remain in effect until such replacement definition is effective).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOC” means EXCO Operating Company, LP, a Delaware limited partnership and its successors and permitted assigns.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, shall not be deemed to be an Equity Interest unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Agreement or any other Loan Document, to the extent such instrument could be treated as “stock” of a CFC for purposes of Treasury Regulation Section 1.956-2(c)(2).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ESAS” means Energy Strategic Advisory Services LLC, a Delaware limited liability company.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Term Loan Agreement” means that certain Term Loan Credit Agreement dated as of October 19, 2015 among the Borrower, the Subsidiaries of the Borrower party thereto from time to time as guarantors, the lenders party thereto and Wilmington Trust, National Association, as collateral agent and as administrative agent thereunder, as the same may be amended, supplemented, modified, restated, refinanced or replaced from time to time in accordance with the Intercreditor Agreement.

“Excluded Accounts” means deposit accounts that (a) do not contain for a period of more than three (3) Business Days, deposits in an aggregate amount in excess of $150,000, (b) are designated solely as accounts for, and are used solely for, payroll (and related payroll tax) funding, “flex” funding or similar employee benefits, sales and other tax obligations or trust funds or a Credit Party’s general corporate overhead costs and expenses (including internal administrative, legal and accounting costs and expenses, except a Credit Party’s expenses for payroll and related taxes), (c) are operating accounts used solely for the purpose of accruing overnight interest, (d) are used in connection with escrow agreements or arrangements to which a Credit Party is a party, (e) that certain interest bearing escrow account held by EOC pursuant to that certain Resolution adopted by the Louisiana State Mineral and Energy Board as of August 10, 2011, or (f) the BG Operating Account.

“Excluded Information” means any non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities to the extent such information could have a material effect upon, or otherwise be material to, an assigning Lender’s decision to assign Loans or a purchasing Lender’s decision to purchase Loans.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.14(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.12(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.12 and (d) any U.S. federal withholding Taxes imposed by FATCA.

“EXCO PA” means EXCO Production Company (PA), LLC, a Delaware limited liability company.

“EXCO Water” means EXCO Water Resources, LLC, a Delaware limited liability company, and its successors and assigns.

“EXCO WV” means EXCO Production Company (WV), LLC, a Delaware limited liability company.

“Existing Unsecured Notes” means, collectively, the Borrower’s 7.500% Senior Notes due 2018 and 8.500% Senior Notes due 2022.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Disinterested Members of the Borrower’s Board of Directors in good faith.

“Fairfax” means Fairfax Financial Holdings Limited, and any of its Affiliates or subsidiaries.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“FASB” means Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement that implements or modifies the provisions of the foregoing (together with any law implementing such agreement).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated October 19, 2015, among the Borrower and the Administrative Agent, and any other fee letter executed and delivered by the Borrower in favor of the Administrative Agent in connection with the execution and delivery of any Loan Document, including any amendment, modification, waiver or consent to this Agreement or any other Loan Document.

“First Lien Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the First Lien Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the First Lien Credit Agreement, together with its successors in such capacity.

“First Lien Amendment” means the Sixth Amendment, dated as of October 19, 2015, to the First Lien Credit Agreement, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder.

“First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 31, 2013 among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, as the same was amended, supplemented, modified, restated, refinanced or replaced on or prior to the Effective Date and as may be amended, supplemented, modified, restated, refinanced or replaced from time to time after the Effective Date in accordance with the Intercreditor Agreement and with the same and/or different lenders and/or agents in accordance with the Intercreditor Agreement; provided that any increase in the principal amount of the Loans or Letters of Credit (each as defined in the First Lien Credit Agreement) together with any other borrowings or other extensions of credit thereunder is permitted solely under Section 6.01(b)(1).

“First Lien Documents” means, collectively, the First Lien Credit Agreement and each security document, mortgage, note, guarantee, instrument and other “Loan Documents” (as defined in the First Lien Credit Agreement) executed or delivered in connection with the First Lien Credit Agreement at any time.

“First Lien Lenders” means the financial institutions from time to time party to the First Lien Credit Agreement as lenders.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Body” means, as to any Person, the Board of Directors or, if such Person is managed by a single entity and not a Board of Directors, the Board of Directors of the managing entity of such Person.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy and public utility laws and regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 7.01.

“Guarantor” means Borrower (with respect to the Obligations of the other Credit Parties) and each Restricted Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement pursuant to Section 5.14 or otherwise.

“Guaranty” means a Guarantee by a Guarantor of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Agreement, including Currency Agreements, Interest Rate Agreements and Commodity Agreements.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Properties of the Credit Parties.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. Notwithstanding the foregoing proviso, any Indebtedness that is extinguished, retired or repaid in connection with a Person merging with or becoming a Subsidiary of a Restricted Subsidiary will not be deemed to be the Incurrence of Indebtedness. The term “Incurrence” when used as a noun shall have a correlative meaning.

Solely for purposes of determining compliance with Section 6.01 of this Agreement the following will not be deemed to be the Incurrence of Indebtedness:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(d) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC815).

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal in respect of (1) indebtedness of such Person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Subsidiary of such Person, the amount of all obligations of such Subsidiary with respect to any Preferred Stock of such Subsidiary, the principal amount of such Disqualified Stock or Preferred Stock to be determined in accordance with this Agreement;

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured;

(h) to the extent not otherwise included in this definition, Hedging Obligations (after giving effect to any netting obligations) of such Person; and

(i) any warranties or guaranties by such Person of production or payment with respect to a Production Payment;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations (other than of a type (x) referenced in clause (b)(2) of the definition thereof, (y) the primary obligation (as referenced in such definition) of which constitutes damages (of any kind whatsoever, including actual, special, direct, consequential or punitive) or a claim therefor as to which there is a reasonable possibility of an adverse determination (but excluding any such damages or claims with respect to which the applicable third party insurance provider has not denied coverage) or (z) in accordance with GAAP, that would be required to be shown on the balance sheet of any obligor as indebtedness) incurred in the ordinary course of business (provided that this clause (1) shall not apply for purposes of determining what constitutes a “primary obligation” for purposes of the definition of Contingent Obligations); (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) any obligation (but excluding any obligation constituting debt for borrowed money, including under obligations referenced under immediately preceding clauses (a) and (b)) of a Person in respect of a Farm-In Agreement, Farm-Out Agreement, joint development arrangements or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an Oil and Gas Property; (5) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business; (6) in the case of the Borrower and its Restricted Subsidiaries, intercompany liabilities in connection with the cash management, tax and accounting operations between and among Credit Parties; (7) any obligations in respect of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto; (8) non-compete or consulting obligations incurred in connection with any acquisition; (9) reserves for deferred income taxes; and (10) obligations with respect to prepayments received in the ordinary course of business under operating agreements, development agreements, offtake agreements or similar arrangements.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Borrower.

“Information” has the meaning assigned to such term in Section 10.12.

“Initial Reserve Report” means collectively, the reserve report prepared by the Approved Petroleum Engineers with respect to the Proved Reserves of the Borrower and its Restricted Subsidiaries as of December 31, 2014.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Effective Date among the First Lien Agent and the Collateral Trustee (and acknowledged and agreed by the Credit Parties), as the same may be amended, supplemented, modified or restated in accordance with the terms thereof.

“Interest Payment Date” means, with respect to any Term Loan, the last day of each calendar quarter and the Term Loan Maturity Date.

“Interest Rate Agreement” means any Swap Agreement with respect to exposure to interest rates, including an interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“IPC Water Supply Agreement” means that certain Agreement for Water Supply, dated effective as of March 1, 2010, between International Paper Company and EXCO Water, as amended, restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances to customers and commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.02:

(a) “Investments” shall include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (1) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(b) any Property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as in each case as determined in good faith by the Board of Directors of the Borrower; and

(c) the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any subsequent dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or any equivalent rating by any Rating Agency.

“Junior Lien” means a Lien junior in priority to the Priority Liens and the Parity Liens as provided in the Intercreditor Agreement, granted by the Borrower or any Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith) at any time, upon any Property of the Borrower or any Guarantor to secure Junior Lien Obligations (provided that, in all events, such Property shall also be subject to Liens securing such aforementioned Priority Liens and Parity Liens).

“Junior Lien Collateral Agent” means the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Borrower or its Subsidiaries) of the Borrower or any Guarantor permitted to be incurred under Section 6.01(b)(3) (including any Refinancing Indebtedness with respect to Junior Lien Debt with other Junior Lien Debt to the extent contemplated and permitted by the Intercreditor Agreement) that is secured by a Junior Lien and that is permitted to be incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in this definition:

(a) (1) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to 180 days after the Term Loan Maturity Date (except as a result of a customary change of control or asset sale repurchase offer provisions) and (2) the principal amount of such Indebtedness does not exceed the principal amount of, plus any accrued and unpaid interest on, the Existing Unsecured Notes being refinanced or exchanged;

(b) on or before the date on which the first such Indebtedness is incurred by the Borrower or any Guarantor, (1) the Junior Lien Collateral Agent shall become a party to the Intercreditor Agreement by executing and delivering an Additional Secured Debt Designation and (2) the Borrower shall deliver to each Priority Lien Representative and Parity Lien Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Intercreditor Agreement), along with an Officers’ Certificate certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(c) on or before the date on which any such Indebtedness is incurred by the Borrower or any Guarantor, such Indebtedness is designated by the Borrower, in an Officers’ Certificate delivered to the Junior Lien Collateral Agent and Collateral Trustee, as “Junior Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(d) a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(e) all relevant filings and recordations necessary to ensure that such Indebtedness is secured by the Collateral in accordance with the applicable security documents are authorized, executed (if applicable) and recorded in each appropriate jurisdiction (provided that this clause (e) may be satisfied on a post-closing basis if permitted by the Junior Lien Representative); and

(f) all other requirements set forth in the Intercreditor Agreement and in any applicable security documents as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or obligations in respect thereof are satisfied.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Obligations” means Junior Lien Debt and all other principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, and other liabilities in respect thereof.

“Junior Lien Representative” means, in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt.

“KKR Participation Agreement” means that certain Participation Agreement, by and among Admiral A Holding L.P., Admiral B Holding L.P. and EOC, dated July 31, 2013 as the same may be amended, supplemented, modified, restated, refinanced or replaced from time to time in a manner not adverse to the interests of the Lenders in any material respect.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Security Instruments, the Fee Letter, the Intercreditor Agreement, the Collateral Trust Agreement and all other agreements, instruments, documents and certificates now or hereafter executed and delivered by a Credit Party to, or in favor of, the Administrative Agent, the Collateral Trustee or any Lender in connection with this Agreement or the transactions contemplated hereby.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement and shall include the Term Loans.

“Majority Lenders” means, at any time, Lenders having Credit Exposures representing more than fifty percent (50%) of the sum of the Aggregate Credit Exposure. The Credit Exposures of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time (other than for purposes of Section 10.19).

“Make-Whole Amount” has the meaning assigned to such term in Section 2.09(b).

“Marcellus Development Costs” means the costs and expenses incurred in the conduct of development operations in the Appalachian Area pursuant to the Marcellus JV Documents.

“Marcellus Holding Companies” means one or more Unrestricted Subsidiaries formed in connection with the Marcellus Joint Venture to facilitate the transfer of an undivided 49.75% interest in the Marcellus JV Oil and Gas Assets to the Marcellus JV Partner.

“Marcellus Joint Development Agreement” means that certain Joint Development Agreement dated as of June 1, 2010, among one or more of the Borrower’s Subsidiaries, the Marcellus JV Partner, the Marcellus Holding Companies and the Marcellus JV Operator with respect to the Marcellus Joint Venture.

“Marcellus Joint Venture” means that certain joint venture arrangement between the Borrower and one or more of its Subsidiaries and an unrelated third party (the “Marcellus JV Partner”) and one or more of its Subsidiaries to develop and operate the Marcellus JV Oil and Gas Assets.

“Marcellus JV Closing Date” means June 1, 2010.

“Marcellus JV Documents” means the Marcellus Joint Development Agreement, the Marcellus Operator LLC Agreement, the Marcellus Midstream LLC Agreement, the Marcellus Transfer Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the Marcellus Joint Development Agreement, in each case, as the same may be amended, modified or supplemented from time to time in a manner not adverse to the interests of the Lenders in any material respect.

“Marcellus JV Oil and Gas Assets” has the meaning assigned to the term “Subject Oil and Gas Assets” in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“Marcellus JV Operator” means the operator of the Marcellus JV Oil and Gas Assets located in the Appalachian Area.

“Marcellus JV Partner” has the meaning assigned to such term in the definition of “Marcellus Joint Venture”.

“Marcellus Midstream Assets” means the gas gathering and pipeline systems and related facilities associated with the Marcellus Shale portion of the Marcellus JV Oil and Gas Assets.

“Marcellus Midstream LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Marcellus Midstream Owner, dated as of June 1, 2010, as such Limited Liability Company Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Marcellus Midstream Owner” means the direct or indirect owner of the Marcellus Midstream Assets.

“Marcellus Operator LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Marcellus JV Operator dated as of June 1, 2010.

“Marcellus Shale” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, recognizing that actual depths may vary, and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York.

“Marcellus Transfer Agreement” means that certain Membership Interest Transfer Agreement dated as of June 1, 2010, among the Borrower or one or more of its Restricted Subsidiaries and the Marcellus JV Partner pursuant to which the Borrower or one or more of its Restricted Subsidiaries transfers to the Marcellus JV Partner (a) 100% of the Equity Interests of the Marcellus Holding Companies and (b) 50% of the Equity Interests of each of the Marcellus JV Operator and the Marcellus Midstream Owner.

“Material Adverse Effect” means a material adverse effect on (a) the assets or properties, financial condition, businesses or operations of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to carry out its business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (c) the ability of any Credit Party to perform fully and on a timely basis its respective obligations under any of the Loan Documents to which it is a party, or (d) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under this Agreement and the other Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that owns or holds, directly or indirectly, assets, properties or interests (including Oil and Gas Properties, whether owned directly or indirectly) with an aggregate fair market value, on a consolidated basis, greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Properties, whether owned directly or indirectly) of the Borrower and the Restricted Subsidiaries, on a consolidated basis; provided that if the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Properties, whether owned directly or indirectly) of all Domestic Subsidiaries that would not constitute Material Domestic Subsidiaries exceeds 5% of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Properties, whether owned directly or indirectly) of the Borrower and the Restricted Subsidiaries, on a consolidated basis, then one or more of such excluded Domestic Subsidiaries shall for all purposes of this Agreement be deemed to be Material Domestic Subsidiaries in descending order based on the aggregate fair market value of their assets, properties or interests (including Oil and Gas Properties, whether owned directly or indirectly) until such excess has been eliminated.

“Material Indebtedness” means Indebtedness under the First Lien Documents and the Existing Unsecured Notes (and, in each case, any Refinancing Indebtedness in respect thereof) and any other Indebtedness (other than the Loans) of the Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Guarantor in respect of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Guarantor would be required to pay if the agreements with respect to such Hedging Obligations were terminated at such time.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Oil and Gas Properties to which the Borrower or any Restricted Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve (12) months immediately preceding such date equals or exceeds ten percent (10%) of the aggregate volume of Hydrocarbons sold by the Borrower and the Restricted Subsidiaries, on a consolidated basis, from the Oil and Gas Properties during the twelve (12) months immediately preceding such date.

“Maximum Liability” has the meaning assigned to such term in Section 7.10.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Minimum Mortgage Value” has the meaning assigned to such term in Section 5.12(d).

“Modified ACNTA” means, as of any date of determination, an amount equal to the Borrower’s ACNTA calculated as of a date not more than 30 days prior to the date of determination (the “calculation date”) on the following basis:

(a) NYMEX Prices shall be used, and

(b) such calculation shall be based on then current estimates of costs determined in good faith by the Borrower in light of prevailing market conditions.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Properties described in one or more duly executed, delivered and filed Mortgages evidencing a Lien prior and superior in right to any other Person (other than the Priority Lien Collateral Agent) in favor of the Collateral Trustee for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 7.02.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 5.12. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Cash Proceeds” means:

(a) with respect to any issuance, Incurrence or Disposition of Capital Stock or Indebtedness, the cash proceeds of such issuance Incurrence or Disposition net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, Incurrence or Disposition and net of taxes paid or payable as a result thereof; and

(b) with respect to any Asset Sale, cash payments received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and cash proceeds from the sale or other disposition of any non-cash consideration received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties, in each case net of (without duplication):

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including without limitation, all attorney’s fees, accountants’ fees, advisors’ or other consultants’ fees and other fees actually incurred in connection therewith, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Borrower or any Restricted Subsidiary after such Asset Sale; and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Borrower or any Restricted Subsidiary.

provided that, with respect to proceeds of any Asset Sale that are not applied or invested as provided in Section 2.08(a), no such unapplied or uninvested proceeds shall constitute Net Cash Proceeds until the aggregate amount of all such unapplied or uninvested proceeds shall exceed $20,000,000, and then all of such unapplied or uninvested proceeds shall constitute Net Cash Proceeds.

“Net Working Capital” means (a) all current assets of the Borrower and all of its Restricted Subsidiaries excluding current assets under any Commodity Agreements less (b) all current liabilities of the Borrower and all of its Restricted Subsidiaries, excluding (1) the current liabilities included in Indebtedness and (ii) any current liabilities under any Commodity Agreements, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.14(c).

“Non-Credit Party Restricted Subsidiary” means a Restricted Subsidiary of the Borrower that is not a Credit Party.

“Non-Recourse Debt” means Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable as a guarantor, surety or otherwise or (3) constitutes a lender;

(b) as to which the lenders thereof will not have any recourse to the Equity Interest or Property of the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary (to the extent such Unrestricted Subsidiary is the borrower or guarantor of such Non-Recourse Debt)); and

(c) no default or event of default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or stated maturity.

“Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Borrower or any Guarantor incurred in connection with the acquisition by the Borrower or such Guarantor in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Borrower or such Guarantor in conducting its operations) with respect to which:

(a) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Borrower nor any Restricted Subsidiary (1) is directly or indirectly liable for such Indebtedness (whether as a guarantor, surety or otherwise) or (2) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

(b) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Borrower or a Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or stated maturity.

“Note Exchange Agreements” means, collectively, those certain Purchase Agreements each dated as of October 19, 2015 between the Borrower, as purchaser, and the Note Sellers, as each is in effect on the Signing Date and all other agreements, documents, certificates and instruments delivered in connection therewith, or related thereto.

“Note Sellers” means each of the Lenders (as defined in the Exchange Term Loan Agreement) party to the Exchange Term Loan Agreement, as sellers of the Borrower’s outstanding Existing Unsecured Notes.

“NYMEX” means the New York Mercantile Exchange.

“NYMEX Prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a sixty month period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full sixty month period), with such prices increased by five percent of the last quoted forward month price of such period for the sixty first month and then held constant thereafter, as such prices are (a) quoted on the NYMEX (or its successor) as of the calculation date (as defined in the definition of Modified ACNTA) and (b) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Obligations” means any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Collateral Trustee, the Lenders or any of them under any Loan Document, whether for principal, interest, funding indemnification amounts, fees, premium, expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Officers’ Certificate” means a certificate signed by two Responsible Officers of the Borrower, one of whom must be either the principal executive officer, the chief financial officer, chief accounting officer, principal accounting officer, controller, treasurer or assistant treasurer of the Borrower.

“Oil and Gas Business” means:

(a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Hydrocarbons;

(b) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of Hydrocarbons obtained from unrelated Persons;

(c) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of Hydrocarbons and products produced in association therewith;

(d) any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from Hydrocarbons produced substantially from properties in which the Borrower or the Restricted Subsidiaries, directly or indirectly, participate;

(e) any business relating to oil field sales and service; and

(f) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (a) through (e) of this definition.

“Oil and Gas Property” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, wellbore interests, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).

“Parity Lien” means a Lien granted by the Borrower or any Guarantor in favor of the Collateral Trustee pursuant to a Parity Security Document, at any time, upon any Property of the Borrower or any Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(a) the Loans and other Obligations; and

(b) any other Indebtedness (other than intercompany Indebtedness owing to the Borrower or its Subsidiaries) of the Borrower or any Guarantor permitted to be incurred under Section 6.01(b)(2) (including Refinancing Indebtedness with respect to Parity Lien Debt with other Parity Lien Debt to the extent contemplated and permitted by the Intercreditor Agreement and the Collateral Trust Agreement) that is secured equally and ratably with the Obligations by a Parity Lien and that is permitted to be incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in clause (b) of this definition:

(1) (i) other than in the case of Indebtedness created under the Exchange Term Loan Agreement, such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations on or prior to 91 days after the Term Loan Maturity Date (except as a result of a customary change of control or asset sale repurchase offer provisions (provided that such repurchase offer provisions are not more favorable to such creditors than the equivalent provisions under the Loan Documents)) and (ii) the principal amount of such Indebtedness does not exceed the principal amount of, plus any accrued and unpaid interest on, the Parity Lien Obligations being refinanced or exchanged (or, in the case of the Indebtedness under the Exchange Term Loan Agreement, the Existing Unsecured Notes);

(2) on or before the date on which such Indebtedness is incurred by the Borrower or any Guarantor, such Indebtedness is designated by the Borrower in an Officers’ Certificate delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(3) a Parity Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(4) all relevant filings and recordations necessary to ensure that such Indebtedness is secured by the Collateral in accordance with the applicable Parity Security Documents are authorized, executed (if applicable) and recorded in each appropriate jurisdiction (provided that this clause (4) may be satisfied on a post-closing basis if permitted by the Parity Lien Representative);

(5) the representations and warranties, covenants (affirmative and negative), default and event of default provisions, interest rate (including interest rate floor and default rate), repayment, prepayment, repurchase and/or sinking fund provisions, reporting provisions, and other material provisions of the Parity Lien Documents are no more favorable to the creditors thereunder, or more burdensome to the debtors or guarantors thereunder, than the correlative and/or corresponding provisions under the Loan Documents (provided, further, that, in all events, for the avoidance of doubt, such Parity Lien Documents shall not contain any financial maintenance covenants); and

(6) requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (6) will be conclusively established if the Borrower delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Loan Documents and any additional indenture, supplemental indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the Parity Security Documents (other than any Parity Security Documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other principal (including reimbursement obligations), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, and other liabilities in respect thereof.

“Parity Lien Representative” means (a) in the case of the Obligations, the Administrative Agent and (b) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who (1) is appointed as a Parity Lien Representative (for purposes related to the administration of the Parity Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (2) has become a party to the Collateral Trust Agreement by executing a Collateral Trust Joinder Agreement (as referred to under clause (x) of the definition thereof).

“Parity Security Documents” means the Collateral Trust Agreement, each Collateral Trust Joinder Agreement (as referred to under clause (y) of the definition thereof), the Pledge Agreement, the Security Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Borrower or any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Participant” has the meaning assigned to such term in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04.

“Payment Currency” has the meaning assigned to such term in Section 7.07.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition Indebtedness” means Indebtedness of the Borrower or any of its Restricted Subsidiaries to the extent such Indebtedness was Indebtedness of:

(a) an acquired Person incurred prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition, or

(b) a Person that was merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary and was not incurred in contemplation of such merger, consolidation or amalgamation.

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary, as applicable, if, after giving pro forma effect thereto, the Consolidated Coverage Ratio either (x) equals or exceeds 2.25 to 1.00 or (y) is greater than the Consolidated Coverage Ratio immediately prior to such transaction.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(a) ownership interests in Oil and Gas Properties or gathering, transportation, processing, storage or related systems; and

(b) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, joint venture agreements (including, without limitation, those relating to the Marcellus Midstream Owner), partnership agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of Hydrocarbons, production sharing agreements, development agreements (including without limitation the BG Joint Development Agreement, the Marcellus Joint Development Agreement and the KKR Participation Agreement), area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts and other similar agreements with third parties (including Unrestricted Subsidiaries), excluding, however, Investments in any corporation or publicly traded partnership or limited liability company.

“Permitted Investment” means:

(a) Investments by (i) a Credit Party in another Credit Party or a Person that will, together with all of such Person’s Subsidiaries, upon the making of such Investment, become Credit Parties (other than any of such Person’s Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the terms of this Agreement), (ii) by a Non-Credit Party Restricted Subsidiary in another Non-Credit Party Restricted Subsidiary, (iii) by a Non-Credit Party Restricted Subsidiary in a Credit Party, and (iv) by a Credit Party in a Non-Credit Party Restricted Subsidiary; provided, that to the extent constituting Indebtedness, any such Investment under this clause (a) shall be made in accordance with Section 6.01(b)(4);

(b) Investments in another Person (1) if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or another Credit Party (and so long as (A) the Borrower or such other Credit Party is the survivor of any such merger or consolidation and (B) in connection with any such Investment all of such Person’s Subsidiaries, upon the making of such Investment, will become Credit Parties (other than any of such Person’s Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the terms of this Agreement)) or (2) for consideration consisting solely of Capital Stock of the Borrower; provided, that, in both cases, such Person’s primary business is a Related Business;

(c) Investments in cash and Temporary Cash Investments;

(d) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, commission, travel, relocation and similar advances to officers directors and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans or advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time;

(g) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(h) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for (1) an Asset Sale as permitted pursuant to Section 6.04 or (2) a disposition of assets not constituting an Asset Sale;

(i) Investments in any Person where such Investment was acquired by the Borrower or any of the Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(k) Investments in any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 6.01;

(l) Investments in any Person to the extent such Investment (1) exists on the Signing Date or (2) is an extension, modification or renewal of any such Investments described under the immediately preceding clause (1) but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Signing Date);

(m) Permitted Business Investments;

(n) Guarantees issued in accordance with Sections 5.14 and 6.01;

(o) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(p) any Investment consisting of purchases and acquisitions of inventory, supplies, material and equipment, purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business; and

(q) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Signing Date, do not exceed the greater of (i) $50,000,000 and (ii) 5.0% of Modified ACNTA determined at the time of such Investment.

With respect to any Permitted Investment, at the time such Permitted Investment is made, the Borrower will be entitled to divide and classify such Investment in more than one of the clauses of the definition of “Permitted Investment.”

“Permitted Investors” means (a) ESAS, (b) C. John Wilder and any Affiliate of C. John Wilder, (c) any spouse or lineal descendants (whether natural or adopted) of C. John Wilder and any trust solely for the benefit of C. John Wilder and/or his spouse and/or lineal descendants and (d) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with respect to which Persons described in clauses (a), (b) and (c) of this definition own the majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower that is owned by such group.

“Permitted Liens” means, with respect to any Person:

(a) (x) Priority Liens securing Priority Lien Debt under Credit Facilities Incurred under Section 6.01(b)(1) and Priority Liens securing Cash Management Obligations and Hedging Obligations constituting Priority Lien Obligations, in each case to the extent subject to the Intercreditor Agreement and (y) Parity Liens securing Parity Lien Debt under Credit Facilities incurred under Section 6.01(b)(1), in each case to the extent subject to the Intercreditor Agreement;

(b) (x) Liens securing the Loans and other Obligations and (y) to the extent subject to the Intercreditor Agreement, Parity Liens securing other Parity Lien Debt incurred under Section 6.01(b)(2);

(c) Junior Liens securing permitted Refinancing Indebtedness of the Borrower or any Guarantor to the extent such Indebtedness was incurred to refinance Existing Unsecured Notes and constitutes Junior Lien Debt in each case to the extent subject to the Intercreditor Agreement;

(d) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(e) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board and (2) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(f) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(g) Liens in favor of issuers of performance, bid or surety bonds, completion guarantees or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(h) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(i) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or of any other property of the Borrower or any of its Restricted Subsidiaries (whether at the time the Lien is Incurred or otherwise) (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(j) Liens securing Non-Recourse Purchase Money Indebtedness granted in connection with the acquisition by the Borrower or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including the office buildings and other real property used by the Borrower or such Restricted Subsidiary in conducting its operations); provided that (1) such Liens attach only to the fixed assets acquired with the proceeds of such Non-Recourse Purchase Money Indebtedness and (2) such Non-Recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

(k) Liens created pursuant to this Agreement or any other Loan Document;

(l) Liens existing on the Signing Date and set forth on Schedule 6.07;

(m) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (and not incurred in anticipation of or in connection with such transaction); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(n) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (and not incurred in anticipation of or in connection with such transaction); provided, however, that the Liens may not extend to any other property owned by such Person or any other property of the Borrower or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto;

(o) (x) Liens securing Indebtedness or other obligations of the Borrower or any Guarantor owing to the Borrower or any Guarantor (provided that such Liens and Indebtedness and other obligations are subject to a subordinated intercompany note, in form and substance reasonably satisfactory to the Administrative Agent), (y) Liens on the property of any Subsidiary of the Borrower securing Indebtedness or other obligations of any Subsidiary of the Borrower owing to the Borrower or any Guarantor of the Borrower (provided that such Liens and Indebtedness and other obligations are subject to a subordinated intercompany note, in form and substance reasonably satisfactory to the Administrative Agent) and (z) Liens on the property of any Subsidiary of the Borrower that is not a Guarantor securing Indebtedness or other obligations of any Subsidiary of the Borrower that is not a Guarantor owing to the Borrower or any Subsidiary of the Borrower;

(p) Liens securing Hedging Obligations of the Borrower or any of its Restricted Subsidiaries that are permitted to be Incurred pursuant to this Agreement;

(q) Liens securing Cash Management Obligations that are permitted to be Incurred pursuant to this Agreement;

(r) Liens on, or related to, assets to secure all or part of the costs (not constituting Indebtedness for borrowed money) incurred in the ordinary course of a Related Business for the surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair, improvement, processing, transportation, marketing, storage or operation thereof;

(s) Liens on pipeline or pipeline facilities that arise under operation of law;

(t) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil, natural gas, other hydrocarbon and mineral leases, Farm-Out Agreements or Farm-In Agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, master limited partnership agreements, development agreements, operating agreements, production sales contracts, gas balancing or deferred production agreements, injection, re-pressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(u) Liens reserved in oil, natural gas, other hydrocarbon and mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(v) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (i), (k), (l), (m) or (n); provided, however, that (1) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and (2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i), (k), (l), (m) or (n) above at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing.

(w) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII (but excluding judgments in respect of debt for borrowed money);

(x) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(y) Liens on the Marcellus JV Oil and Gas Assets securing the obligations of the Borrower and certain Restricted Subsidiaries under the Marcellus JV Documents and Liens securing the obligations of the Borrower and certain Restricted Subsidiaries under the BG JV Documents and the KKR Participation Agreement;

(z) leases, licenses, subleases and sublicenses of real property and intellectual property rights that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as whole;

(aa) preferential rights to purchase, and provisions requiring a third party’s consent prior to assignment and similar restraints on alienation, in each case, granted pursuant to an oil and gas operating agreement and arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties; provided such right, requirement or restraint does not materially affect the value of such Oil and Gas Properties; and

(bb) other Liens securing Indebtedness and other obligations in an aggregate principal amount at any time outstanding not exceeding at any time outstanding the greater of (a) $25,000,000 and (b) 5.0% of Modified ACNTA, as determined on the date of Incurrence of such Indebtedness, in each case, after giving pro forma effect to such Incurrence and the application of the proceeds therefrom;

provided that in each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof; provided, further, that for purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Marketing Obligations” means Indebtedness of the Borrower or any Restricted Subsidiary under letter of credit or borrowed money obligations or, in lieu of or in addition to such letters of credit or borrowed money, Guarantees of such Indebtedness or other obligations of the Borrower or any Restricted Subsidiary by any other Restricted Subsidiary, in each case, related to the purchase by the Borrower or any Restricted Subsidiary of Hydrocarbons for which the Borrower or such Restricted Subsidiary has contracts to sell; provided, however, that in the event that such Indebtedness or obligations are guaranteed by the Borrower or any Restricted Subsidiary, then either: (a) the Person with which the Borrower or such Restricted Subsidiary has contracts to sell has an Investment Grade Rating or, in lieu thereof, a Person guaranteeing the payment of such obligated Person has an Investment Grade Rating or (b) such Person posts, or has posted for it, a letter of credit (issued by a Person that has an Investment Grade Rating and is not an Affiliate of the Borrower) in favor of the Borrower or such Restricted Subsidiary with respect to all such Person’s obligations to the Borrower or such Restricted Subsidiary under such contracts.

“Permitted Prior Liens” means Liens securing Indebtedness incurred under Section 6.01(b)(1) (other than Indebtedness constituting Parity Lien Debt or Junior Lien Debt but including Cash Management Obligations and Hedging Obligations) and of the type described in clauses (d), (e), (f), (g), (h), (j), (s) and (t) of the definition of “Permitted Liens”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a Pledge and Security Agreement in favor of the Collateral Trustee for the benefit of the Secured Parties and the other holders of Parity Lien Obligations covering, among other things, the rights and interests of Borrower or any Restricted Subsidiary in the Equity Interest of each Restricted Subsidiary and of each Affiliate that is an operator of any Oil and Gas Properties (other than the Equity Interests of the Borrower) and otherwise in form and substance satisfactory to the Administrative Agent.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Lien” means a Lien granted by the Borrower or any Guarantor in favor of the Priority Lien Collateral Agent at any time, upon any Property of the Borrower or any Guarantor to secure Priority Lien Obligations (including Liens on such Collateral under the security documents associated with any Replacement Credit Facility).

“Priority Lien Cap” means, as of any date, (a) the principal amount of Indebtedness (including any interest paid-in-kind) that may be incurred under Section 6.01(b)(1) as of such date, plus (b) the amount of all Hedging Obligations, to the extent such Hedging Obligations are secured by the Priority Liens, plus (c) the amount of all Cash Management Obligations, to the extent such Cash Management Obligations are secured by the Priority Liens, plus (d) the amount of accrued and unpaid interest (excluding any interest paid-in-kind) and outstanding fees, to the extent such obligations are secured by the Priority Liens. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Priority Lien Collateral Agent” means the First Lien Agent (or other Person designated by the First Lien Agent), or if the First Lien Credit Agreement ceases to exist, the collateral agent or other representative of lenders or holders of Priority Lien Obligations designated pursuant to the terms of the Priority Lien Documents and the Intercreditor Agreement.

“Priority Lien Debt” means Indebtedness of the Borrower and the Guarantors under the First Lien Credit Agreement (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) or any Replacement Credit Facility, in each case, that is subject to the Intercreditor Agreement and permitted to be incurred under Section 6.01(b)(1) and secured under each applicable Secured Debt Document; provided, in the case of Indebtedness under any Replacement Credit Facility, that:

(a) on or before the date on which such Indebtedness is incurred under such Replacement Credit Facility, such Indebtedness is designated by the Borrower, in an Officers’ Certificate delivered to the Priority Lien Collateral Agent and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that if such Indebtedness is designated as “Priority Lien Debt,” it cannot also be designated as Parity Lien Debt or Junior Lien Debt (or any combination of the three);

(b) the collateral agent or other representative with respect to such Indebtedness, the Priority Lien Collateral Agent, the Collateral Trustee, the Borrower and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the Intercreditor Agreement as in effect on the Effective Date and in a form reasonably acceptable to each of the parties thereto);

(c) the aggregate outstanding principal amount of the Priority Lien Obligations, after giving effect to such Replacement Credit Facility, shall not exceed the Priority Lien Cap; and

(d) all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Collateral Agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Priority Lien Documents” means the First Lien Documents, the Replacement Credit Facility and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Replacement Credit Facility.

“Priority Lien Obligations” means (a) means the “Obligations” as defined in the First Lien Credit Agreement and (b) all other Priority Lien Debt and principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, and other liabilities in respect thereof, together with any Hedging Obligations and Cash Management Obligations, in each case, to the extent that such obligations are secured by Priority Liens. For the avoidance of doubt, Hedging Obligations shall only constitute Priority Lien Obligations to the extent that such Hedging Obligations are secured under the terms of the First Lien Credit Agreement and the security documents creating Priority Liens. Notwithstanding any other provision hereof, the term “Priority Lien Obligations” will include accrued interest, fees, costs, and other charges incurred under any Priority Lien Document, whether incurred before or after commencement of an insolvency or liquidation proceeding, and whether or not allowable in an insolvency or liquidation proceeding. To the extent that any payment with respect to the Priority Lien Obligations (whether by or on behalf of any Guarantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Priority Lien Representative” means (a) the First Lien Agent or (b) in the case of any Replacement Credit Facility, the trustee, agent or representative of the holders of such Priority Lien Debt who maintains the transfer register for such Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the security documents related to such Priority Lien Debt) pursuant to the credit agreement or other agreement governing such Priority Lien Debt.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with SEC rules and regulations) in the Reserve Report most recently delivered to Administrative Agent pursuant to Section 5.01.

“Rating Agency” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the applicable obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower (as certified by a resolution of the Governing Body of the Borrower) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Recipient” means, as applicable, the Administrative Agent and any Lender.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means (a) Indebtedness incurred by the Borrower or any Restricted Subsidiary, (b) Disqualified Stock issued by the Borrower or any Restricted Subsidiary or (c) Preferred Stock issued by any Restricted Subsidiary, which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, including Refinancing Indebtedness, so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (i) the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as the case may be, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness or Disqualified Stock or Preferred Stock, the “Applicable Refinanced Debt”), plus (ii) an amount equal to the sum of (A) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Applicable Refinanced Debt and (B) any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Applicable Refinanced Debt;

(2) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(3) such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the earlier of (A) the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased and (B) the date that is 91 days after the latest stated maturity date of the Loans;

(4) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (a) Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, (b) the Existing Unsecured Notes, such Refinancing Indebtedness shall, if secured, constitute Parity Lien Debt or Junior Lien Debt (subject, in each case to the Intercreditor Agreement) or, if initially unsecured, shall be unsecured at all times and, in each case, no Subsidiary of the Borrower (other each Restricted Subsidiary of the Borrower that is a Guarantor) shall, directly or indirectly, be an obligor (whether a borrower or otherwise), guarantor or surety under, or for, such Refinancing Indebtedness and shall not provide any Guarantee of any such Refinancing Indebtedness or (c) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(5) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases Existing Unsecured Notes, Parity Lien Debt or Junior Lien Debt, the representations and warranties, covenants (affirmative and negative), default and event of default provisions, interest rate (including interest rate floor and default rate), repayment, prepayment, repurchase and/or sinking fund provisions, reporting provisions, and other material provisions of such Refinancing Indebtedness shall be no more favorable to the creditors thereunder, or more burdensome to the debtors or guarantors thereunder, than the correlative and/or corresponding provisions under the Loan Documents (provided, further, that, in all events, for the avoidance of doubt, such Refinancing Indebtedness shall not contain any financial maintenance covenants);

Notwithstanding the foregoing, Refinancing Indebtedness shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

In addition, with respect to any Refinancing Indebtedness of Refinancing Indebtedness, all limitations, restrictions, qualifying criteria and other standards set forth in this definition shall equally apply.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Business” means any Oil and Gas Business and any other business in which the Borrower or any of the Restricted Subsidiaries was engaged on the Signing Date and any business related, ancillary or complementary to such business.

“Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Credit Facility” means any Credit Facility that refunds, refinances or replaces the First Lien Credit Agreement or any other Replacement Credit Facility, in each case, in whole and with all commitments thereunder terminated.

“Reserve Report” means a report setting forth, as of December 31st, the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means:

(a) the declaration or payment of any dividends or any other distributions of any sort in respect of the Borrower’s or any Restricted Subsidiary’s Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of the Borrower’s or any Restricted Subsidiary’s Equity Interests (other than (1) dividends made or distributions payable solely in the Borrower’s Equity Interests (other than Disqualified Stock), (2) dividends made or distributions payable solely to the Borrower or (to the extent made to all equity-holders on a pro rata basis) a Restricted Subsidiary and (3) pro rata dividends or other distributions made by a Restricted Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis;

(b) the purchase, redemption or other acquisition or retirement for value of any Equity Interest of (1) the Borrower or (2) a Restricted Subsidiary held by any Affiliate of the Borrower (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interest (other than into Equity Interests of the Borrower that are not Disqualified Stock);

(c) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness of the Borrower or any Guarantor or any Existing Unsecured Notes (other than (1) from the Borrower or a Guarantor or (2) in anticipation of satisfying a sinking fund obligation, principal installment or payment due at final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or

(d) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale/Leaseback Transaction” means an arrangement relating to Property owned by the Borrower or a Restricted Subsidiary on the Signing Date or thereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Debt Documents” means the Priority Lien Documents, the Parity Lien Documents and the Junior Lien Documents.

“Secured Party” means the Administrative Agent, any Lender and any other holder of Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means a Security Agreement in favor of the Collateral Trustee for the benefit of the Secured Parties and the other holders of Parity Lien Obligations covering, among other things, the rights and interests of Borrower or any Restricted Subsidiary in the property of such Restricted Subsidiary and in form and substance satisfactory to the Administrative Agent.

“Security Instruments” means collectively, the Collateral Trust Agreement, all Collateral Trust Joinder Agreements (as referred to under clause (y) of the definition thereof), the Pledge Agreement, the Security Agreement, the Deposit Account Control Agreements, all Guarantees of the Obligations evidenced by the Loan Documents and all mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and the Equity

Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Debt” means unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Loans and all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness between or among the Borrower or any of its Subsidiaries or any of its Affiliates; or

(b) any trade payables or taxes owed or owing by the Borrower or any of its Subsidiaries.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Parity Lien Debt” means, severally, the Obligations and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Secured Debt” means the Priority Lien Debt, each Series of Parity Lien Debt and each Series of Junior Lien Debt.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Effective Date.

“Signing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and the other Obligations and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s guarantee of the Loans and other Obligations under the Loan Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Super-Majority Lenders” means, at any time, Lenders having Credit Exposures representing at least eighty percent (80%) of the sum of the Aggregate Credit Exposure at such time. The Credit Exposures of any Defaulting Lender shall be disregarded in determining Super-Majority Lenders at any time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that in no event shall any (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party or any Restricted Subsidiary or (b) near term spot market purchase and sale of a commodity in the ordinary course of business based on a price determined by a rate quoted on an organized exchange for actual physical delivery, be a Swap Agreement.

“Swap Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Swap Agreement for Crude Oil or Natural Gas.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investments” means any of the following:

(a) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(b) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 270 days after the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Borrower or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business; provided, however, that (1) all such deposits have been made in such accounts in the ordinary course of business and (2) such deposits do not at any one time exceed $10,000,000 in the aggregate;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(e) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(f) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(g) investments in money market funds that invest 95% or more of their assets in securities of the types described in clauses (a) through (f) above.

“Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment or a Term Loan.

“Term Loan Commitment” means (a) as to any Tranche A Term Loan Lender, the commitment of such Tranche A Term Loan Lender to make Tranche A Term Loans in accordance with its Tranche A Term Loan Commitment, and (b) as to all Term Lenders, the aggregate Tranche A Term Loan Commitments, which aggregate commitments on the Effective Date shall be $300,000,000. After advancing an applicable Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to such Term Lender’s Applicable Percentage of such Term Loan.

“Term Loans” means the Tranche A Term Loans extended by the Tranche A Term Loan Lenders to the Borrower pursuant to Section 2.01(a) on the Effective Date.

“Term Loan Maturity Date” means the fifth anniversary of the Effective Date.

“Tranche A Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Tranche A Term Loan Commitment” means the several commitments of the Tranche A Term Loan Lenders to make Tranche A Term Loans as set forth in Schedule 2.01 or in the most recent Assignment and Assumption executed by such Tranche A Term Loan Lender, which commitments on the Effective Date shall be $300,000,000 in the aggregate.

“Tranche A Term Loan Lender” means, as of any date of determination, Lenders having a Tranche A Term Loan Commitment or a Tranche A Term Loan.

“Transactions” means (a) the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, (b) the borrowing of Loans, (c) the use of the proceeds thereof, including to repurchase Existing Unsecured Notes, and (d) the grant of Liens by the Credit Parties on the Mortgaged Properties and the other Collateral pursuant to the Security Instruments.

“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below, (b) any Subsidiary of an Unrestricted Subsidiary, (c) EBG Resources and any of its Subsidiaries, (d) Bonchasse Land Company, LLC, a Louisiana limited liability company and any of its Subsidiaries, (e) the Marcellus JV Operator and any of its Subsidiaries (f) the Marcellus Midstream Owner and any of its Subsidiaries, and (g) PCMWL, LLC, Moran Minerals, LLC and Moran Land Company, LLC. The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary or owns, directly or indirectly, a Material Domestic Subsidiary, (ii) owns any material Oil and Gas Properties or any Oil and Gas Properties described in the most recent Reserve Report delivered to the Administrative Agent or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities or other obligations under any Senior Debt (including the Existing Unsecured Notes),

Priority Lien Debt, Parity Lien Debt or Junior Lien Debt (or any Refinancing Indebtedness incurred to refinance any of the foregoing) or owns, directly or indirectly, a Subsidiary that provides such a guarantee, or is such a primary obligor.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(d).

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (1) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or one or more other Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any other Credit Party and the Administrative Agent.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” or “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. No provision of this Agreement or any other Loan Document shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision.

Section 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.04 Time of Day. Unless otherwise specified, all references to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

Section 2.01 Term Loans.

(a) Subject to the terms and conditions set forth herein, each Tranche A Term Loan Lender severally (and not jointly) agrees to make a Term Loan (the “Tranche A Term Loan”) to the Borrower on the Effective Date, in an amount equal to such Lender’s Tranche A Term Loan Commitment, in each case by making immediately available funds available to the Administrative Agent’s designated account. Amounts repaid or prepaid in respect of Tranche A Term Loans may not be reborrowed.

Section 2.02 Termination and Reduction of the Commitments.

(a) Unless previously terminated, the Tranche A Term Loan Commitments shall terminate on the earlier to occur of (x) the date that is ten (10) Business Days after the occurrence of the Signing Date and (y) at 5:00 p.m. on the Effective Date.

Section 2.03 Loans and Borrowings. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

Section 2.04 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m. New York time, ten (10) Business Days before the date of the proposed Borrowing (other than the initial Borrowing hereunder, which shall be funded on the Effective Date). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.05.

Section 2.06 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date.

(b) Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable under this Agreement, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to the payments due under this Agreement or any other Loan Document and as to each and all installments hereunder and thereunder, and agree that their liability under this Agreement or any other Loan Document shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to clauses (c) or (d) of this Section 2.06 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender or Participant may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender or Participant a promissory note payable to the order of such Lender or Participant (or, if requested by such Lender or Participant, to such Lender or Participant and its registered assigns) and in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.07 Optional Prepayment of Loans.

(a) The Borrower shall not have the right at any time to optionally or voluntarily prepay any Borrowing (whether in whole and or in part).

(b) If, notwithstanding immediately preceding clause (a), an optional or voluntary prepayment of any Borrowing shall occur, each such prepayment shall be applied ratably to the Loans included in the prepaid Borrowing and each such prepayment shall be accompanied by accrued interest to the extent required by Section 2.10 and the Make-Whole Amount required under Section 2.09(b).

Section 2.08 Mandatory Prepayment of Loans.

(a) If the Borrower or any Restricted Subsidiary receives Net Cash Proceeds in respect of any Asset Sale or Disposes of any Oil and Gas Properties at any time (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to Section 6.04 or otherwise), subject to clause (e) of this Section 2.08 and to the terms of the Intercreditor Agreement, the Borrower shall prepay Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Disposition on or within two (2) Business Days of the date it or any Restricted Subsidiary receives the Net Cash Proceeds from such Disposition; provided, any Net Cash Proceeds from any such Disposition received by Borrower or any Restricted Subsidiary may be used within three hundred sixty (360) days after such Disposition to (i) acquire property, plant and equipment or any business entity used or useful in carrying on the business of the Borrower and its Restricted Subsidiaries or to improve or replace any existing property of the Borrower and its Restricted Subsidiaries used or useful in carrying on the business of the Borrower and its Restricted Subsidiaries (the foregoing, collectively, “replacement assets”), or to make capital expenditures in Oil and Gas Properties; provided, further, for purposes of this sub-clause (i), any Net Cash Proceeds attributable to a Disposition of an asset owned by a Credit Party must be reinvested in replacement assets owned by one or more Credit Parties or to make capital expenditures in Oil and Gas Properties owned by one or more Credit Parties; (ii) subject to Section 2.13(b) (if applicable), make an offer (an “Asset Sale Offer”) to prepay in cash the Loans and Parity Loans, on pro rata basis, pursuant to prepayment procedures reasonably acceptable to the Administrative Agent, (iii) to permanently repay, redeem or repurchase (and permanently reduce the commitments with respect to) any Priority Lien Debt and other outstanding Priority Lien Obligations or (iv) any combination of the foregoing. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of prepayment plus the Make-Whole Amount, and shall be payable in cash.

Each Lender may accept all or a portion of its pro rata share of any Asset Sale Offer (any amounts not accepted, the “Declined Amounts”) by providing written notice (an “Acceptance Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. ten Business Days after the date of delivery of such Asset Sale Offer. Each Acceptance Notice delivered by a Lender shall specify the principal amount of the Loans to be prepaid from such Lender; provided that (i) such amount shall not exceed such Lender’s pro rata share of the Asset Sale Offer and (ii) if such Lender fails to specify any such amount, it shall be deemed to have requested its full pro rata share of such Asset Sale Offer. If a Lender fails to deliver an Acceptance Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a full rejection of such Asset Sale Offer. The Borrower shall prepay all Loans required to prepaid by it under this Section 2.08(a) no later than five Business Days after expiration of the time period for acceptance by the Lenders of the Asset Sale Offer. Any Declined Amounts shall no longer be subject to this Section 2.08 and may be used by the Borrower in any way not prohibited by this Agreement. If the aggregate principal amount of Loans requested to be repaid exceeds the aggregate amount to be repaid by the Borrower pursuant to this Section 2.08, the Administrative Agent shall apply the amounts to be repaid by the Borrower to the Loans requested to be repaid on a pro rata basis based on the principal amount of such Loans.

(b) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Credit Party in respect of the incurrence of any Indebtedness after the Signing Date (other than Indebtedness permitted to be incurred under Section 7.01, subject to clause (e) of this Section 2.08 and to the terms of the Intercreditor Agreement) the Borrower shall, immediately after such Net Cash Proceeds are received by any Credit Party, apply such amounts to prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds, together with the Make-Whole Amount.

(c) Upon the occurrence of a Change of Control the Borrower shall immediately prepay the aggregate outstanding Term Loans in full, together with the Make-Whole Amount.

(d) Prepayments pursuant to this Section shall be accompanied by accrued interest to the extent required by Section 2.10 and the Make-Whole Amount, if any, required under Section 2.09(b). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Amounts applied to the payment of Term Loans pursuant to this Section may not be re-borrowed.

(e) Notwithstanding anything in this Section 2.08 to the contrary, no prepayments of outstanding Loans that would otherwise be required to be made under clauses (a) or (b) of this Section 2.08 shall be required if such prepayment is prohibited by the Intercreditor Agreement.

Section 2.09 Fees and Make-Whole Amount.

(a) Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter payable to the Administrative Agent and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) Make-Whole Amount.

(i) In the event any mandatory or voluntary repayment or prepayment (including, without limitation, any prepayment pursuant to an Asset Sale Offer) of the Term Loans is made prior to the Term Loan Maturity Date, including as a result of the termination of this Agreement and repayment of the Obligations at any time prior to the Term Loan Maturity Date, for any reason, including (i) termination upon the election of the Majority Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in clauses (g) or (h) of Article VIII with respect to the Borrower or any Restricted Subsidiary, automatically upon the occurrence thereof), (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any insolvency proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Term Lenders or profits lost by the Term Lenders as a result of such early payment or termination, and by mutual agreement of the Borrower and the Term Lenders as to a reasonable estimation and calculation of the lost profits or damages of the Term Lenders, the Borrower shall pay, pro rata among the Term Lenders that hold Term Loans based on their respective outstanding principal amounts on the date of such prepayment, the Make-Whole Amount, measured as of the date of such payment or termination. Borrower shall calculate the Make-Whole Amount and provide such calculation to Administrative Agent and the Term Lenders at least two (2) Business Days before the date any such prepayment is made; provided that such calculation shall be subject to the review and approval of the Term Lenders. The Administrative Agent shall disburse any such prepayment (together with the Make-Whole Amount which has been delivered to Administrative Agent by Borrower at the time of the prepayment) to the Term Lenders upon Administrative Agent’s receipt thereof. In no event shall the Administrative Agent have any duty, responsibility or liability with respect to the calculations of the Make-Whole Amount, which calculation shall be the sole responsibility of Borrower.

(ii) For the purposes of this Section 2.09(b), “Make-Whole Amount” means, as of any date of determination, with respect to any payment of the Term Loans, an amount equal to all interest payments which would have accrued, from the date of such payment through the Term Loan Maturity Date, on an amount equal to such Term Loans being paid, such interest to be calculated on such amount at the rate of interest in effect on such payment date, without giving effect to any default rate interest which would be due under Section 2.10(b) hereunder.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Subject to Section 10.13, fees paid shall not be refundable under any circumstances.

Section 2.10 Interest.

(a) The Term Loans shall bear interest at the Applicable Interest Rate.

(b) (i) If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, or (ii) if any Event of Default under Article VIII (other than clauses (a) or (b) thereunder) has occurred and is continuing and the Majority Lenders so vote (or, in the case of the occurrence of any Event of Default described in clauses (g) or (h) of Article VIII with respect to the Borrower or any Restricted Subsidiary, automatically upon the occurrence thereof), then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such vote has been exercised by the Majority Lenders (or, in the case of the occurrence of any Event of Default described in clauses (g) or (h) of Article VIII with respect to the Borrower or any Restricted Subsidiary, automatically upon the occurrence thereof) and for so long as such Event of Default is continuing, to the extent permitted by law, all overdue amounts under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (x) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.10 plus 2.00% per annum and (y) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the interest rate applicable to Loans pursuant to Section 2.10 plus 2.00% per annum.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Term Loan Maturity Date; provided that (i) interest accrued pursuant to Section 2.10(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

Section 2.11 Reserve Requirements; Change in Circumstances.

(a) If any Change in Law shall (1) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; (2) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (3) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth (i) the amount or amounts reasonably necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.11, (ii) the factual basis for such compensation, and (iii) the manner in which such amount or amounts were calculated, and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under immediately preceding clauses (a) or (b) with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.11 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.12 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Credit Parties shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(d)(2)(i), 2.12(d)(2)(ii) and 2.12(d)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(2) Without limiting the generality of the foregoing,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or

W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(5) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (1) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (2) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (3) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.12, the term “applicable law” includes FATCA.

Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.11 or Section 2.12, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (x) to the Administrative Agent at its offices at Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7 or (y) directly to the applicable Lender as may be specified in writing from time to time by the Administrative Agent, except that payments pursuant to Section 2.11, Section 2.12 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Subject to the Intercreditor Agreement, any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall, to the extent not otherwise specified in the Loan Documents, be applied to the payment of such principal, interest, fees or other sum payable under the Loan Documents as specified by the Borrower), or (B) a mandatory prepayment or prepayment pursuant to an Asset Sale Offer (which shall be applied in accordance with Section 2.08) or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrower or any other Credit Party, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower or any other Credit Party, third, to pay interest then due and payable on the Loans ratably, fourth, to pay the portion of the Obligations constituting unpaid principal of the Loans, in each case, ratably among the Administrative Agent and the Lenders, and fifth, to the payment of any other Obligations due to the Administrative Agent, any Lender or any other Secured Party by any Credit Party or any Restricted Subsidiary. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) Subject to the Intercreditor Agreement, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including any right of set-off exercised with respect to a Swap Agreement), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(d) or Section 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.14 Mitigation Obligations; Replacement of Lenders; Illegality.

(a) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all documented and reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (but excluding, for the avoidance of doubt, any amounts attributable to the Make-Whole Amount), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If (i) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document that requires approval of all of the Lenders under Section 10.02, the consent of Super-Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained or (ii) a Lender is a Defaulting Lender; then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, elect to replace such Non-Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 10.04; provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (but excluding, for the avoidance of doubt, any amounts attributable to the Make-Whole Amount), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

Section 2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 10.02(b)) and the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or the Super-Majority Lenders have taken or may take any action hereunder.

(b) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Credit Exposure which results in its Credit Exposure being less than its Applicable Percentage of the Aggregate Credit Exposure, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with this Section 2.15 and all amounts due and owing to the Lenders has been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 2.15(b), all principal will be paid ratably as provided in Section 2.15(b).

Section 2.16 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.16 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.16 shall survive the termination of this Agreement.

Section 2.17 Collection of Proceeds of Production. The Security Instruments contain an assignment by the Borrower and/or the Guarantors to and in favor of the Collateral Trustee for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Properties. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, (a) unless an Event of Default has occurred and is continuing, neither the Collateral Trustee nor the Administrative Agent nor any Lender will notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Collateral Trustee nor the Administrative Agent nor any Lender, but the Collateral Trustee, Administrative Agent and each Lender will instead permit such proceeds to be paid to the relevant Credit Party and (b) the Lenders hereby authorize the Collateral Trustee to take such actions as may be necessary to cause such proceeds to be paid to the relevant Credit Party so long as no Event of Default has occurred and is continuing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Lenders that (it being understood and agreed that such representations and warranties are deemed to be made concurrently with and after giving effect to the consummation of the Transactions on the Effective Date):

Section 3.01 Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action. This Agreement and each of the Loan Documents to which a Credit Party is party have been duly executed and delivered by such Credit Party and constitute legal, valid and binding obligations of such Credit Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and, after the Effective Date, the filing of this Agreement and related Loan Documents by the Borrower with, and other required disclosures required by, the Securities and Exchange Commission pursuant to the requirements of the Exchange Act, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract binding upon the Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary not otherwise permitted under Section 6.07.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries (i) as of and for the fiscal years ended December 31, 2012, December 31, 2013, and December 31, 2014, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarters ended March 31, 2015 and June 30, 2015, setting forth in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2014, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole (it being understood that changes in commodity prices for Hydrocarbons affecting the oil and gas industry as a whole do not constitute a material adverse change).

Section 3.05 Properties.

(a) Except as otherwise provided in Section 3.15 with respect to Proved Reserves included in the Oil and Gas Properties of the Borrower and each Restricted Subsidiary, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all such real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) All material leases and agreements (excluding oil and gas leases which are addressed in Section 3.15) necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event of default, or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default or event of default, under any such lease or agreement which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all material rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business.

(d) All of the material Properties of the Borrower and the Restricted Subsidiaries (other than the Oil and Gas Properties, which are addressed in Section 3.15) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, trade-names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary to the Borrower’s knowledge (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it, its Oil and Gas Business, and its Property and there are no pending, or to the knowledge of the Borrower or any Restricted Subsidiary, threatened or anticipated complaints, investigations, enforcement actions or other proceedings (formal or informal, public or non-public) alleging that Borrower or any Restricted Subsidiary is not in compliance with any Governmental Requirements applicable to it, its Oil and Gas Business, or its Property which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower and each Restricted Subsidiary are in compliance with all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. As of the Effective Date and immediately after giving effect to any extensions of credit hereunder, no default or event of default has occurred and is then continuing under any of the First Lien Documents or under any indenture or similar document related to the Existing Unsecured Notes.

Section 3.08 Investment Company Status; Energy Regulatory Status.

(a) Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Neither the Borrower nor any Restricted Subsidiary (i) is subject to regulation as a “natural-gas company,” under the Natural Gas Act or the regulations of the Federal Energy Regulatory Commission (“FERC”) thereunder, (ii) subject to regulation as a “gas utility company,” a “public-utility company,” or a “holding company” under the Public Utility Holding Company Act of 2005, or FERC’s regulations thereunder, or (iii) subject to regulation as a “public utility, “ a “natural gas utility,” a “natural gas company,” a “holding company,” or similar term under any state law or regulation.

Section 3.09 Taxes. The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.12 Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower,

threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 3.13 Capitalization and Credit Party Information. Schedule 3.13 lists, as of the Effective Date (a) each Subsidiary that is an Unrestricted Subsidiary and for each Unrestricted Subsidiary (x) the full legal name, its jurisdiction of organization, its organizational identification number, its federal tax identification number, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such Equity Interests and (y) each Subsidiary of each such Unrestricted Subsidiary and each such Subsidiary, the full legal name, its jurisdiction of organization, its organizational identification number, its federal tax identification number, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such Equity Interests, (b) for the Borrower, its full legal name, its jurisdiction of organization, its organizational identification number and its federal tax identification number, and (c) each Restricted Subsidiary and for each Restricted Subsidiary its full legal name, its jurisdiction of organization, its organizational identification number, its federal tax identification number, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such Equity Interests.

Section 3.14 Margin Stock. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.15 Oil and Gas Properties. Each Credit Party has good and defensible title to all Proved Reserves included in the Oil and Gas Properties (for purposes of this Section 3.15, “proved Oil and Gas Properties”) described in the most recent Reserve Report provided to the Administrative Agent, free and clear of all Liens except Liens permitted pursuant to Section 6.07. All such proved Oil and Gas Properties are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s proved Oil and Gas Properties, such Credit Party’s share of (a) the costs for each proved Oil and Gas Property described in the Reserve Report is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to each such proved Oil and Gas Property is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Each well drilled in respect of proved producing Oil and Gas Properties described in the Reserve Report (1) is capable of, and is presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Properties is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (2) has been drilled, bottomed, completed, and operated in compliance with all applicable laws, in the case of clauses (1) and (2), except where any failure to satisfy clause (1) or to comply with clause (2) would not have a Material Adverse Effect, and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

Section 3.16 Insurance. Each Credit Party has (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements to which such Credit Party is a party and (b) insurance coverage in such amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 3.17 Solvency. After giving effect to the Transactions and any contribution provisions contained in any Loan Document, the Credit Parties and each of the Restricted Subsidiaries, taken as a whole, are Solvent.

Section 3.18 Deposit Accounts. Except for the Excluded Accounts, no Credit Party maintains any deposit or investment account other than such accounts listed on Schedule 3.18.

Section 3.19 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and the Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Properties and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower and the Restricted Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower and the Restricted Subsidiaries. The wells drilled in respect of proved producing Oil and Gas Properties described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Properties that have been subsequently Disposed of in accordance with the terms of this Agreement) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Properties is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any Restricted Subsidiary that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any Restricted Subsidiary, in a manner consistent with the past practices of the Borrower and the Restricted Subsidiaries (other than those the failure of which to maintain in accordance with this Section 3.19 could not reasonably be expected to have a Material Adverse Effect).

Section 3.20 Foreign Corrupt Practices; OFAC.

(a) No Credit Party, nor any director, officer, agent, employee or Affiliate of any Credit Party is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Credit Parties and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(b) No Credit Party, nor any director, officer, agent, employee or Affiliate of any Credit Party is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.21 USA PATRIOT Act. The Borrower and each of the Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

Section 3.22 Security Interest in Collateral.

(a) The provisions of the Mortgages create legal and valid Liens on all the Collateral described therein in favor of the Collateral Trustee, for the benefit of the Secured Parties, and when the Mortgages are filed in the offices specified on Schedule 3.22 (in the case of Mortgages to be executed and delivered on the Effective Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.12), each Mortgage shall constitute perfected and continuing Liens on the Borrower’s and the Restricted Subsidiaries’ right, title and interest in the Collateral described therein, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except for Liens permitted by Section 6.02.

(b) Each of the Pledge Agreement and the Security Agreement creates legal and valid Liens on all the Collateral described therein in favor of the Collateral Trustee, for the benefit of the Secured Parties, and when financing statements in appropriate form are filed in the offices specified on Schedule 3.22 at any time, each of the Pledge Agreement and the Security Agreement shall constitute perfected and continuing Liens on each Credit Party’s right, title and interest in the Collateral described therein, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except for Liens permitted by Section 6.02.

ARTICLE IV

CONDITIONS

Section 4.01 Signing Date. This Agreement shall take effect upon, and the rights and obligations (other than the obligations of the Lenders to make Loans hereunder) of each party under this Agreement are subject to, the satisfaction of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement (together with the Schedules hereto) signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c) (x) Each of the First Lien Amendment, the Exchange Term Loan Agreement and the Note Exchange Agreements from each of the Note Sellers shall have become effective and (y) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower (1) certifying that the conditions precedent set forth in Section 5 (other than, in each case, clauses (d), (e) and (f) thereof) of each of the Note Exchange Agreements has been satisfied and (2) attaching a duly executed and delivered copy of each of the First Lien Amendment, the Exchange Term Loan Agreement and each of the Note Exchange Agreements from all of the Note Sellers, in each case certified by such Responsible Officer as being a true, correct and complete copy of each such agreement.

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Signing Date) of Haynes and Boone, L.L.P., counsel for the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, and covering matters related to due formation and organization, corporate and limited liability status, due authorization, governmental approvals, and execution, non-contravention and enforceability of this Agreement.

(e) The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or their special counsel may reasonably request prior to the Signing Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

Section 4.02 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02(a)):

(a) The Administrative Agent (or its counsel) shall have received duly executed copies of the Loan Documents (other than this Agreement) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Haynes and Boone, L.L.P., counsel for the Credit Parties, and such local counsel to the Credit Parties as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent and substantially the same as (and not less favorable to the Lenders than) the corresponding opinions delivered pursuant to the Exchange Term Loan Agreement, and, in each case, covering such other matters relating to the Credit Parties and this Agreement as the Majority Lenders shall reasonably request.

(c) The conditions precedent to the Effective Date set forth in this Section 4.02 (other than this clause (c)) shall have been satisfied (or waived in accordance with Section 10.02) not later than ten (10) Business Days following the occurrence of the Signing Date.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming that the Credit Parties have (i) complied with the conditions set forth in clauses (a) and (b) of Section 4.03, (ii) complied with the covenants set forth in Section 5.06 (and demonstrating such compliance by the attachment of insurance certificates and endorsements) and (iii) complied with the requirements of Section 5.12 and Section 5.13.

(e) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date (including fees payable pursuant to the Fee Letter), and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages (and/or Mortgage amendments) and financing statements and the completion of post-closing matters contemplated by the Loan Documents (it being understood that such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent).

(f) The Administrative Agent shall have received the Initial Reserve Report, which report shall be identical to the report most recently delivered under the First Lien Credit Agreement and certified by the Vice President-Engineering of the Borrower as being true, correct and complete.

(g) The Administrative Agent shall have received the results of a Lien search, in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent).

(h) The Administrative Agent shall have received the Intercreditor Agreement and the Collateral Trust Agreement, in each case, duly executed by and delivered by each party thereto.

(i) Administrative Agent shall have received duly executed and delivered copies of the First Lien Documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and, in the case of the First Lien Credit Agreement, each amendment thereto and each security document (other than any mortgage), shall be certified by a Responsible Officer as being a true, correct and complete copy of such First Lien Document.

(j) Prior to, or concurrently with, the making of the Loans on the Effective Date, (x) the Note Sellers shall have sold to the Borrower, and the Borrower shall have purchased from the Note Sellers, the Borrower’s outstanding Existing Unsecured Notes specified in the Note Exchange Agreements (and such outstanding Existing Unsecured Notes shall have been deemed delivered to the Borrower by the payment of the purchase price for such Existing Unsecured Notes and such Existing Unsecured Notes shall have been automatically and irrevocably cancelled) such that the outstanding term loans under the Exchange Credit Agreement, immediately upon giving effect to the transactions contemplated by the Note Exchange Agreements, shall be in an aggregate principal amount of no less than $285,000,000 (and, in all events, no less than an equivalent aggregate principal amount of Existing Unsecured Notes shall have been sold and delivered as set forth in this clause (x)) and (y) the Borrower shall have consummated the other transactions contemplated by the Note Exchange Agreements.

(k) The Administrative Agent shall have received each of the Pledge Agreement and the Security Agreement to be executed on the Effective Date pursuant to Section 5.14 of this Agreement, duly executed and delivered by the appropriate Credit Parties, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements and control agreements, creating Liens prior and superior in right to any other Person, subject to Permitted Prior Liens, in all Equity Interests of each Restricted Subsidiary now or hereafter owned by Borrower or any Restricted Subsidiary.

(l) The Administrative Agent shall have received promissory notes duly executed by the Borrower for each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.06(f).

(m) The Administrative Agent shall have received Mortgages, duly executed by the Credit Parties creating Liens prior and superior in right to any other Person (other than Permitted Prior Liens), on at least 80% of the total Engineered Value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(n) The Administrative Agent shall have received title information in form and substance satisfactory to the Administrative Agent setting forth the status of title to at least 90% of the Minimum Mortgaged Value.

(o) The Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent setting forth the Loans requested by the Borrower on the Effective Date, the amount of such Loan and the accounts to which such Loan is to be funded.

(p) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower that (i) after giving effect to the Transactions, the Borrower’s unrestricted cash (including, for the avoidance of doubt, undrawn availability under the First Lien Credit Agreement) on the Effective Date is not less than $50,000,000, and (ii) that no Credit Party has made any Swap Modifications in respect of proved developed producing reserves attributable to the Oil and Gas Properties of such Credit Party that would be adverse to any Lender in any material respect.

(q) The Administrative Agent shall have received such UCC financing statements (including, without limitation, the financing statements referenced in sub-clauses (e) and (k) above) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as the Administrative Agent shall require in its sole discretion.

(r) The Administrative Agent shall have received a Solvency Certificate in the form attached hereto as Exhibit D, dated the Effective Date, and signed by a Responsible Officer of the Borrower.

(s) Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(t) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(u) All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(v) The Administrative Agent and the Lenders shall have received all of the financial statements described in Section 3.04(a).

(w) The Borrower shall have delivered to the Administrative Agent a description of the sources and uses of funding for the Transactions that is consistent with the terms of the Loan Documents and otherwise satisfactory to the Administrative Agent and substantially the same as (and not less favorable to the Lenders than) the corresponding description delivered pursuant to the Exchange Term Loan Agreement and the capitalization, structure and equity ownership of the Borrower after the Transactions shall be satisfactory to the Lenders in all respects.

(x) The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or their special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

Section 4.03 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.03.

Section 4.04 Notice of Effective Date. The Administrative Agent shall notify the Lenders of the Effective Date, and such notice shall be conclusive and binding as between the Administrative Agent and the Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest and premium on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied; provided, that if the Borrower has established any Unrestricted Subsidiaries, such consolidated statements shall be accompanied by a balance sheet as of such date, and a statement of income and cash flows for such period, reflecting on a combined basis, for Restricted Subsidiaries and on a combined basis for Unrestricted Subsidiaries, the consolidating entries for each of such types of Subsidiaries;

(b) within forty-five (45) days after the end of each fiscal quarter of the Borrower, the consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that if the Borrower has established any Unrestricted Subsidiaries, such consolidated statements shall be accompanied by a balance sheet as of such date, and a statement of income and cash flows for such period, reflecting on a combined basis, for Restricted Subsidiaries and on a combined basis for Unrestricted Subsidiaries, the consolidating entries for each of such types of Subsidiaries;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) as soon as available, the Reserve Report required pursuant to Section 5.11 together with a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(f) together with the Reserve Report required under clause (e) above, a report, in reasonable detail, setting forth the Commodity Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Commodity Agreement and the term of each such Commodity Agreement;

(g) if requested by the Administrative Agent and within thirty (30) days of such request, a monthly report, in form and substance satisfactory to the Administrative Agent, indicating the next preceding month’s sales volumes, sales revenues, production taxes, operating expenses and net operating income from the Oil and Gas Properties, with detail, calculations and worksheets, all in form and substance reasonably satisfactory to the Administrative Agent;

(h) prompt written notice (and in any event within thirty (30) days prior thereto) of any change (1) in any Credit Party’s corporate, partnership or limited liability company name or status, (2) in the location of any Credit Party’s chief executive office or principal place of business, (3) in any Credit Party’s corporate structure, (4) in any Credit Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (5) in any Credit Party’s federal taxpayer identification number;

(i) promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organizational Document of any Credit Party;

(j) [Reserved];

(k) promptly, but in any event within five (5) Business Days after the designation thereof, any designation of any Subsidiary as an Unrestricted Subsidiary by the Board of Directors of the Borrower; and

(l) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Lender Conference Calls. Concurrently with the distribution of the financial statements required under Sections 5.01(a) and (b), notice of the date and time of a conference call with Lenders to discuss such financial information, which conference calls the Borrower shall host not later than 10 Business Days after such distribution (provided that any conference call hosted by the Borrower which is generally available to holders of its debt or equity securities shall satisfy this covenant).

Section 5.03 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) any written notice or written claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Materials into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e) any written notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to have a Material Adverse Effect;

(f) the occurrence of any material breach or default under, or repudiation or termination of, any Material Sales Contract that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g) the receipt by the Borrower or any Restricted Subsidiary of any management letter or comparable analysis prepared by the auditors for the Borrower or any such Restricted Subsidiary;

(h) promptly, and in any event within two (2) Business Days after receiving notice thereof or a Responsible Officer becoming aware of, the occurrence of any material breach or default under, or repudiation or termination of, or notice of any material dispute or claim arising under or in connection with the BG JV Documents, the Marcellus JV Documents or the KKR Participation Agreement by any party thereto, including any Default Notice under and as defined in Section 5.1 of the BG Joint Development Agreement and Section 5.1 of the Marcellus Joint Development Agreement;

(i) promptly, and in any event within two (2) Business Days after receiving notice thereof or a Responsible Officer becoming aware of, the occurrence of any default or event of default under the First Lien Documents, the indenture or any similar documents related to the Existing Unsecured Notes or under any Parity Lien Documents, Priority Lien Documents or Junior Lien Documents; and

(j) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution that is otherwise permitted under this Agreement.

Section 5.05 Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Insurance. The Borrower will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to cause each operator of Oil and Gas Properties to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. On or prior to the Effective Date and thereafter, upon request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of the Borrower and its Restricted Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies. Upon demand by Administrative Agent, the Borrower will cause any insurance policies covering any such property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (b) to include the Administrative Agent as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies and (c) to provide for such other matters as the Administrative Agent or the Lenders may reasonably require.

Section 5.07 Operation and Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted); preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and obsolescence excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep materially unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(d) promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and to the extent that a Credit Party is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 5.07.

Section 5.08 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, provided an officer of the Borrower has the reasonable opportunity to participate, its independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.09 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Governmental Requirements applicable to it, its Oil and Gas Business and its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Use of Proceeds.

(a) The proceeds of the Tranche A Term Loans will be used on the Effective Date solely to repay Indebtedness under the First Lien Credit Agreement in an amount equal to $300,000,000.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.11 Reserve Reports.

(a) On or before March 15th of each year, commencing March 15, 2016, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report, which Reserve Report shall be prepared or audited by one or more Approved Petroleum Engineers.

(b) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that to his knowledge, after reasonable investigation, in all material respects: (1) the information contained in the Reserve Report and any other information delivered in connection therewith is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time, (2) the Borrower or its Subsidiaries owns good and defensible title to the Proved Reserves evaluated in such Reserve Report and such Proved Reserves are free of all Liens except for Liens permitted by Section 6.07, (3) except as set forth on an exhibit to the certificate, on a net basis there are no material gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (4) none of the Borrower’s and its Subsidiaries’ Proved Reserves have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Proved Reserves sold and in such detail as reasonably required by the Administrative Agent and (5) attached thereto is a schedule of the Proved Reserves evaluated by such Reserve Report that are Mortgaged Properties.

Section 5.12 Liens on Collateral and Additional Property.

(a) The Borrower and each of the Guarantors shall do or cause to be done all acts and things that may be required to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected second-priority Liens upon the Collateral (subject to the Intercreditor Agreement and Permitted Prior Liens) (including any acquired Property or other Property required by any Parity Lien Document to become Collateral after the Effective Date), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents, and in connection with any merger, consolidation or sale of assets of the Borrower or any Guarantor, the property and assets of the Person which is consolidated or merged with or into any Borrower or any Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Instruments, shall be treated as after-acquired property and the Borrower or such Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Parity Liens, in the manner and to the extent required under the Parity Lien Documents.

(b) Upon the request of the Collateral Trustee or any Parity Lien Representative at any time and from time to time, the Borrower and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Instruments, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations; provided that no such Security Instrument, instrument or other document shall be materially more burdensome upon the Borrower and the Guarantors than the Parity Lien Documents executed and delivered by the Borrower and the Guarantors in connection with the making of the Loans on the Effective Date.

(c) From and after the Effective Date, if the Borrower or any Guarantor acquires any Property that constitutes (x) Collateral or (y) collateral for the Priority Lien Debt or Junior Lien Debt, if and to the extent that any Parity Lien Document, Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Borrower shall, or shall cause the applicable Guarantor to, promptly (but not in any event no later than the date that is 10 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Parity Lien Document, Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate Security Instruments (or amendments thereto) in such form as shall be necessary to grant the Collateral Trustee a valid and enforceable perfected second-priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) on such Collateral or take such other actions in favor of the Collateral Trustee as shall be reasonably necessary to grant a valid and enforceable perfected second-priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) on such Collateral to the Collateral Trustee, for the benefit of the Secured Parties and holders of any other Parity Lien Obligations, subject to the terms of this Agreement, the Intercreditor Agreement, the Collateral Trust Agreement and the other Loan Documents. Additionally, subject to this Agreement, the Intercreditor Agreement, the Collateral Trust Agreement and the other Loan Documents, if the Borrower or any Guarantor creates any additional Lien upon any Property that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt or the holders of Junior Lien Debt, after the Effective Date, the Borrower or such Guarantor, as applicable, must, to the extent permitted by applicable law, within 10 Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected second-priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) upon such Property, or take such additional perfection actions, as applicable, for the benefit of the Secured Parties and obtain all related deliverables as those delivered to the Priority Lien Representative or Junior Lien Agent, as applicable, in each case as security for the Obligations. Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Priority Lien Representative, or of agents or bailees of the Priority Lien Representative, the perfection actions and related deliverables described in this Section 5.12(c) shall not be required with respect to such Collateral.

(d) The Borrower will deliver to the Administrative Agent semi-annually on or before February 1 and August 1 in each calendar year, an Officers’ Certificate certifying that, as of the date of such certificate, the Collateral includes Oil and Gas Properties that include not less than 90% of the total discounted present value of Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Guarantors, as evaluated in the most recent Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such Reserve Report (the “Minimum Mortgage Value”). In the event that the Collateral does not represent at least 90% of such value, then the Borrower shall, or shall cause the applicable Guarantor to, within 30 days of delivery of the certificate required under this Section 5.12(d), execute and deliver to the Collateral Trustee: (1) such executed Mortgages or amendments or supplements to prior Mortgages naming the Collateral Trustee, as mortgagee or beneficiary, as may be necessary to cause the minimum mortgage requirement to be satisfied, (2) satisfactory evidence of the completion of all recordings and filings of such Mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) and (3) local counsel opinion or opinions (each, subject to customary assumptions and qualifications) to the effect that the Collateral Trustee has a valid and perfected second-priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) with respect to the real property that is subject to the applicable Mortgage; provided that, to the extent (i) corresponding mortgages securing the Priority Lien Obligations are being delivered and (ii) Mortgages have previously been recorded in the public records of the state applicable to such additional Mortgages or amendments or supplements to prior Mortgages, no such opinion shall be required unless a corresponding opinion will be delivered to the Priority Lien Collateral Agent.

Section 5.13 Title Data.

(a) Within 30 days (or such longer time period as acceptable to the Administrative Agent in its sole discretion) after the delivery to the Administrative Agent and the Lenders of the Reserve Report required by Section 5.11, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 90% of the Minimum Mortgaged Value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If title information for additional Properties has been provided under Section 5.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties that are not permitted by Section 6.07, either (1) cure any such title defects or exceptions (including defects or exceptions as to priority), (2) substitute acceptable Mortgaged Properties with no title defects or exceptions (other than Liens which are permitted by Section 6.07) having an equivalent value or (3) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 90% of the Minimum Mortgaged Value of the Oil and Gas Properties evaluated by such Reserve Report.

Section 5.14 Additional Guarantors. If the Borrower or any of its Restricted Subsidiaries (x) acquires or creates any wholly-owned domestic Subsidiary (other than an Unrestricted Subsidiary) (y) acquires or creates a Restricted Subsidiary after the Effective Date and, for purposes of this clause (y), that Subsidiary (a) guarantees any Indebtedness of the Borrower or any Guarantor under any Credit Facility or (b) is a Domestic Subsidiary and becomes an obligor with respect to any Indebtedness under any Credit Facility, then, in the case of either of the foregoing clauses (x) or (y), within 10 Business Days after the date that Subsidiary was acquired or created or on which it became obligated with respect to such Indebtedness the Borrower: (1) will cause that Subsidiary to become a Guarantor and a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, (2) following the Discharge of Priority Lien Obligations, will deliver to the Collateral Trustee stock certificates or other instruments representing all the Equity Interests of such Restricted Subsidiary and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates or other instruments, or, if any Equity Interests pledged pursuant to such Security Instrument are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent in accordance with the Uniform Commercial Code, (3) will deliver to the Collateral Trustee all agreements, deeds of trust, mortgages, documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be executed, filed, registered or recorded to create or perfect the Liens on the Property of such Subsidiary (except to the extent not required under the applicable Security Instrument), (4) will deliver to the Administrative Agent Uniform Commercial Code searches, all dated reasonably close to the date of the Joinder Agreement and in form and substance satisfactory to the Administrative Agent, and evidence reasonably satisfactory to the Administrative Agent that any Liens indicated in such Uniform Commercial Code searches are Liens permitted pursuant to Section 6.07 or have been released, (5) will deliver to the Administrative Agent the corporate resolutions or similar approval documents of such Restricted Subsidiary approving the execution and delivery of the Joinder Agreement and the performance by such Restricted Subsidiary of the Security Instruments, the Guaranty and any other Loan Document to which it is a party and (6) will deliver to the Administrative Agent a legal opinion reasonably acceptable to the Administrative Agent, opining favorably on the execution, delivery and enforceability of the Loan Documents to which such Restricted Subsidiary is a party, and the grant and perfection of the security interest or trust lien purported to be made or effected by any such Loan Document and otherwise being in form and substance reasonably satisfactory to the Administrative Agent and its counsel. For the avoidance of doubt, the Borrower shall cause any Subsidiary which Guarantees obligations under any Priority Lien Document to contemporaneously become a Guarantor hereunder. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder.

Section 5.15 Deposit Accounts. On or within thirty (30) days following the date hereof (or such longer time as acceptable to the Administrative Agent in its sole discretion), each Credit Party shall, to the extent not prohibited by a Governmental Authority, cause each deposit account established or maintained for the benefit of such Credit Party, other than Excluded Accounts, at all times to be subject to a Deposit Account Control Agreement among such Credit Party, the First Lien Agent and the Collateral Trustee, and cause all revenue derived by any such Credit Party and all distributions and dividends on any Equity Interests owned by any such Credit Party to be paid and deposited into deposit accounts.

Section 5.16 Credit Ratings. Borrower shall use commercially reasonable efforts to maintain a corporate and a credit facility credit rating for the Term Loans (but not a specific credit rating).

Section 5.17 Further Assurances.

(a) Each Credit Party at its sole expense will, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent or the Collateral Trustee, as applicable, all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Collateral Trustee to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any other Credit Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent or the Collateral Trustee, as applicable, in connection therewith.

(b) Each Credit Party hereby authorizes the Collateral Trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party or any other Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Credit Party acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Collateral Trustee.

Section 5.18 Post-Closing Matters. The Borrower will (a) deliver or cause to be delivered to the Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 5.18, all in form and substance reasonably satisfactory to Administrative Agent; (b) perform each of the actions described on Schedule 5.18 in a manner reasonably satisfactory to the Administrative Agent and (c) cause all such matters described in clauses (a) and (b) to be completed within the time periods set forth opposite each such item or action on such Schedule 5.18 (in each case, unless otherwise agreed to by the Administrative Agent).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest and premium on each Loan and all fees payable hereunder have been paid in full, each Credit Party covenants and agrees with the Lenders that:

Section 6.01 Limitation on Indebtedness.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness, and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower shall be entitled to Incur Indebtedness and issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness, issue shares of Disqualified Stock and issue shares of Preferred Stock to the extent permitted pursuant to Section 6.01(b).

(b) Section 6.01(a) will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) the Incurrence of Indebtedness pursuant to any Credit Facilities by the Borrower or any Guarantor and Priority Lien Debt consisting of Refinancing Indebtedness Incurred to refinance, refund or replace any such Indebtedness, in each case, to the extent subject to and not prohibited by the Intercreditor Agreement; provided that immediately after giving effect to such Incurrence (and the application of proceeds therefrom) the aggregate principal amount of all such Indebtedness Incurred under this clause (1) and then outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) does not exceed the greatest of (a) the sum of (i) $375,000,000 plus (ii) an amount equal to six and two-thirds percent of the aggregate principal amount of outstanding Indebtedness (including the aggregate stated amount of any outstanding letters of credit) under any borrowing base asset based revolving credit facility constituting Priority Lien Obligations (provided that such amount under this clause (ii) shall only be permitted to be incurred under this clause (b)(1) to the extent it is utilized exclusively to incur Indebtedness comprised of protective advances (i.e., loans made under any such borrowing base asset based revolving Priority Lien Credit Facility which (A) is made to maintain, protect or preserve the Collateral and/or the Priority Lien Secured Parties’(as defined in the Intercreditor Agreement) rights under the Priority Lien Documents or which is otherwise for the benefit of the Priority Lien Secured Parties, (B) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Priority Lien Obligation and/or (C) is made to pay any other amount chargeable to, or required to be paid by, any Credit Party under the Intercreditor Agreement or any other Priority Lien Document)), (b) the Borrowing Base (as defined in the First Lien Credit Agreement) in effect at the time of such Incurrence and (c) 30% of Modified ACNTA determined at the time of such Incurrence;

(2) the Incurrence by the Borrower and the Guarantors of (x) the Loans and other Obligations and (y) other Parity Lien Debt (to the extent subject to the Intercreditor Agreement); provided that immediately after giving effect to such Incurrence (and the application of proceeds therefrom) the aggregate principal amount of all such Parity Lien Debt under the forgoing clauses (x) and (y) then outstanding does not exceed $700,000,000;

(3) the Incurrence by the Borrower or any Guarantor of Junior Lien Debt to the extent subject to the Intercreditor Agreement and to the extent permitted by the indentures or similar agreements governing the Existing Unsecured Notes (if outstanding);

(4) Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any other Restricted Subsidiary; provided, that (i) any subsequent issuance or transfer of any Equity Interests which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon not permitted by this clause (4), (ii) if a non-Credit Party is the obligor with respect to such Indebtedness and a Credit Party is the obligee, such Indebtedness shall be subject to the limitation set forth in clause (a)(iv) of the definition of “Permitted Investment” and (iii) if the Borrower or a Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full in cash of all Obligations of such obligor pursuant to a subordinated intercompany note in form and substance reasonably satisfactory to the Administrative Agent;

(5) Indebtedness outstanding on the Effective Date and set forth in Schedule 6.01;

(6) Permitted Acquisition Indebtedness;

(7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clauses (3) (to the extent subject to the Intercreditor Agreement and to the extent permitted by the indentures or similar agreements governing the Existing Unsecured Notes (if outstanding)), (5), (6) or (12) of this Section 6.01(b) or this clause (7); provided, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8) Hedging Obligations of the Borrower or any Restricted Subsidiary pursuant to contracts entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(9) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, banks’ acceptances and obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness of the Borrower or any Restricted Subsidiary (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) pursuant to Cash Management Obligations Incurred in the ordinary course of business;

(11) Non-Recourse Purchase Money Indebtedness;

(12) any Guarantee by the Borrower or a Credit Party of Indebtedness or other obligations of any Credit Party so long as the Incurrence of such Indebtedness incurred by such Credit Party is permitted to be incurred under this covenant, or any Guarantee by a Credit Party of Indebtedness of the Borrower so long as the Incurrence of such Indebtedness by the Borrower is permitted under this covenant;

(13) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business

(14) Indebtedness of the Borrower or any Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations Incurred to finance all or any part of the design, development, installation, construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment used in the business of the Borrower or any of its Restricted

Subsidiaries not more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment, in an aggregate principal amount which, in an aggregate principal amount outstanding, taken together with all Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding the greater of $20,000,000 and 2.0% of Modified ACNTA determined as of the date of Incurrence of such Indebtedness;

(15) Permitted Marketing Obligations;

(16) Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower and the Restricted Subsidiaries;

(17) Guarantees by the Borrower of the obligations of EOC to pay the BG Development Costs under Section 2.3 of the BG Joint Development Agreement with respect to Oil and Gas Properties owned by the Borrower or the Guarantors or any of the Borrower’s Unrestricted Subsidiaries;

(18) Guarantees by the Borrower of the obligations of certain of its Subsidiaries to pay such Subsidiaries’ share of the Marcellus Development Costs with respect to the Marcellus JV Oil and Gas Assets in accordance with the terms of the Marcellus JV Documents;

(19) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Borrower or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(i) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition; and

(ii) such Indebtedness is not reflected on the balance sheet of the Borrower or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (19)); and

(20) Indebtedness of, or Disqualified Stock issued by, the Borrower or any Restricted Subsidiary or Preferred Stock issued by any Restricted Subsidiary not otherwise permitted pursuant to this clause (b), in an aggregate principal amount not to exceed at any time outstanding the greater of $20,000,000 and 2.5% of Modified ACNTA determined as of the date of Incurrence of such Indebtedness;

(21) Indebtedness arising from Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness incurred in connection with Permitted Business Investments at any time outstanding not to exceed the greater of $60,000,000 and 5.0% of Modified ACNTA determined as of the date of Incurrence of such Indebtedness; and

(22) the Incurrence of other unsecured Indebtedness of the Credit Parties if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.25 to 1.0.

(c) Notwithstanding the foregoing, neither the Borrower nor any Guarantor shall Incur any Indebtedness pursuant to Section 6.01(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Indebtedness of the Borrower or a Guarantor unless such Indebtedness shall be subordinated to the Indebtedness or to the applicable Guaranty to at least the same extent as such Subordinated Indebtedness.

(d) For purposes of determining compliance with this Section 6.01: (1) all Indebtedness outstanding under the First Lien Credit Agreement or under any Replacement Credit Facility shall be deemed Incurred under Section 6.01(b)(1); (2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with this Section 6.01 and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; (3) at the time of Incurrence, the Borrower shall be entitled to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) an item of Indebtedness in more than one of the types of Indebtedness described above; (4) Guarantees of or obligations in respect of letters or credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; (5) if obligations in respect of letters of credit are Incurred pursuant to the First Lien Credit Agreement and are being treated as Incurred pursuant to Section 6.01(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included; (6) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (7) Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been Incurred by the Borrower and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to Dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in Dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

Section 6.02 Limitation on Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(2) immediately after giving effect to such Restricted Payment, on a pro forma basis, the Borrower could not Incur an additional $1.00 of Indebtedness under Section 6.01(b)(22); and

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Effective Date (excluding Restricted Payments permitted by clauses (3), (5), (7), (8), (10), (11), (12), (13) and (17) (other than, in the case of such clause (17), Restricted Payments in the form of dividends) of Section 6.02(b)) would exceed the sum of (without duplication):

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter in which the Effective Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and 100% of the fair market value (as determined by the Board of Directors in good faith) of property other than cash received by the Borrower from the issuance or sale of its Capital Stock or of debt securities of the Borrower that have been converted into or exchanged for such Capital Stock (other than Disqualified Stock) subsequent to the Effective Date (other than an issuance or sale to a Subsidiary of the Borrower and other than an issuance or sale financed directly or indirectly with Indebtedness to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Borrower from its shareholders subsequent to the Effective Date; plus

(iii) the amount by which Indebtedness is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Effective Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the fair market value of any other property, distributed by the Borrower upon such conversion or exchange) provided, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Borrower or, in the case of a sale financed directly or indirectly with Indebtedness, to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees); plus

(iv) an amount equal to the sum of (A) the net reduction in the Investments (other than Permitted Investments) made subsequent to the Effective Date by the Borrower or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Borrower or any Restricted Subsidiary; provided, that such amount shall not exceed the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person, and (B) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary or is sold; provided, that (x) such amount shall not exceed, in the case of any Unrestricted Subsidiary other than the Marcellus Midstream Owner, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary and (y) in the case of the Marcellus Midstream Owner, the amount of any Permitted Investments made since the Effective Date by the Borrower or any Restricted Subsidiary in the Marcellus Midstream Owner shall be deducted from such amount; and provided, further, that such amounts under this clause (iv) may not be applied toward Restricted Payments of the types described in clauses (a) and (b) of the definition thereof.

(b) The provisions of Section 6.02(a) shall not prohibit:

(1) the payment of any dividends by the Borrower within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with this Section 6.02 (and such payment shall be deemed to be paid on the date of payment for purposes of any calculation required by this Section 6.02);

(2) any Restricted Payment made out of the Net Cash Proceeds of a substantially concurrent sale (other than to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) of Capital Stock (other than Disqualified Stock) or a cash capital contribution received by the Borrower from its shareholders; provided, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 6.02(a)(3)(ii);

(3) the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Borrower or any Guarantor or Existing Unsecured Notes, in each case with the Net Cash Proceeds from or in exchange for Indebtedness constituting Refinancing Indebtedness permitted to be incurred under Section 6.01;

(4) the payment of any dividend or other distribution by a wholly-owned Restricted Subsidiary of the Borrower to the Borrower or another wholly-owned Restricted Subsidiary;

(5) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments to effect the repurchase or other acquisition of shares of Capital Stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or heirs, estates or other permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements or management equity subscription agreements), stock options or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancelation of Indebtedness) shall not exceed $2,000,000 in any 12-month period plus any unused amount permitted under this clause (5) for the immediately preceding year, but not to exceed $3,000,000 in any 12-month period;

(6) [Reserved];

(7) (i) repurchases, redemptions or other acquisitions of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof and (ii) repurchases or other acquisitions of Capital Stock made in lieu of withholding taxes in connection with any such exercise or exchange; provided that the aggregate amount of such repurchases, redemptions or acquisitions to satisfy federal income tax obligations shall not exceed $2,000,000 in any 12-month period;

(8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower; provided, that any such cash payment shall not be for the purpose of evading this Section 6.02 (as determined in good faith by the Board of Directors);

(9) [Reserved];

(10) payments of intercompany Indebtedness that was permitted to be Incurred under this Agreement; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result therefrom;

(11) payments to dissenting stockholders (i) pursuant to applicable law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement;

(12) (i) payments made by any Person other than the Borrower or any Restricted Subsidiary to the stockholders of the Borrower in connection with or as part of a merger or consolidation of the Borrower with or into such Person or a Subsidiary of such Person or (ii) a merger of a Subsidiary of such Person into the Borrower (to the extent that the Borrower is the survivor of such merger);

(13) repurchases, redemptions or other acquisitions of value of Existing Unsecured Notes in exchange for Junior Lien Debt to the extent permitted to be incurred under Section 6.01(b)(3) and/or with the Net Cash Proceeds of any such Junior Lien Debt; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result immediately therefrom;

(14) [Reserved];

(15) repurchases, exchanges, redemptions or other acquisitions of value of Existing Unsecured Notes in exchange for Parity Lien Debt to the extent permitted to be incurred under Section 6.01(b)(2) and/or with the Net Cash Proceeds of any such Parity Lien Debt; provided, that no Event of Default has occurred and is continuing or would otherwise result immediately therefrom;

(16) repurchases, exchanges, redemptions or other acquisitions of value of Existing Unsecured Notes for consideration for all such repurchases, exchanges, redemptions or acquisitions not exceeding $100,000,000 in the aggregate since the Signing Date; provided, that no Event of Default has occurred and is continuing or would otherwise result immediately therefrom; or

(17) other Restricted Payments not to exceed the greater of $40,000,000 and 2.5% of Modified ACNTA determined as of the date of the making of such Restricted Payment; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result immediately therefrom.

(c) For purposes of determining compliance with this Section 6.02, at the time a Restricted Payment is made, the Borrower shall be entitled to divide and classify such Restricted Payment in more than one of the types of Restricted Payments described above. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Borrower or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

The amount of any Restricted Payment paid in cash shall be equal to its face amount. The fair market value of any assets or securities that are required to be valued at the time of such Restricted Payment by this Section 6.02 shall be evidenced by the certificate of a Responsible Officer which shall be delivered to the Administrative Agent not later than ten Business Days following the date of the making of any Restricted Payment. Such certificate shall state that such Restricted Payment is permitted together with a copy of any related resolutions of the Board of Directors.

(d) Notwithstanding anything to the contrary contained herein, the Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (1) repurchase, exchange, redeem or otherwise acquire for value or Refinance any Existing Unsecured Notes in exchange for, or with the Net Cash Proceeds of, any Indebtedness other than (i) loans under the Exchange Term Loan Agreement in reliance on Section 6.02(b)(15), (ii) Junior Lien Debt in reliance on Section 6.02(b)(13) or (iii) additional unsecured Indebtedness (provided that such unsecured Indebtedness does not mature prior to 91 days after the Term Loan Maturity Date) (in the case of each of clauses (i) through (iii), to the extent such Indebtedness is permitted to be incurred under this Agreement), (2) repurchase, exchange, redeem or otherwise acquire for value or Refinance any Parity Lien Debt in exchange for, or with the Net Cash Proceeds of, any Priority Lien Debt except to the extent that such Net Cash Proceeds are used to repurchase, exchange, redeem or otherwise acquire Parity Lien Debt on a pro rata basis, calculated on the basis of the outstanding principal balance of such Parity Lien Debt as of the date of any such repurchase, exchange, redemption or other acquisition or (3) repurchase, exchange, redeem or otherwise acquire for value or Refinance any Junior Lien Debt or Senior Debt (other than the Existing Unsecured Notes) in exchange for, or with the Net Cash Proceeds of, any Priority Lien Debt or Parity Lien Debt. For the avoidance of doubt, nothing in this clause (d) shall prohibit repurchases of any Existing Unsecured Notes otherwise permitted under this Section 6.02 for cash.

Section 6.03 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Borrower or a Restricted Subsidiary or pay any Indebtedness owed to the Borrower; provided that the priority of any Preferred Stock in receiving dividends or liquidating distributions being paid on common stock shall not be deemed a restriction of the ability to make distributions of Capital Stock;

(b) make any loans or advances to the Borrower; provided that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction of the ability to make loans or advances; or

(c) transfer any of its Property or assets to the Borrower, except with respect to clauses (a), (b) and (c) above:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date including, for the avoidance of doubt, the First Lien Credit Agreement and the Existing Unsecured Notes;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary, or otherwise binding on such Restricted Subsidiary, on or prior to the date on which such Restricted Subsidiary was acquired or was so designated by the Borrower or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, and other than any encumbrance or restriction entered into in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;

(3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) above; provided, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such Refinancing agreement or amendment are no more restrictive than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(4) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its Property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the Property or assets subject to such restrictions) pending the closing of such sale or disposition;

(5) customary encumbrances and restrictions contained in agreements of the type described in the definition of the term “Permitted Business Investments”;

(6) any encumbrance or restriction pursuant to an agreement relating to any Capital Lease Obligations or purchase money Indebtedness, in each case not Incurred in violation of this Agreement; provided, that with respect to purchase money Indebtedness or Capital Lease Obligations, such restrictions relate only to the Property financed with such Indebtedness;

(7) any encumbrance or restriction pursuant to provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

(8) any encumbrance or restriction existing pursuant to applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(9) any encumbrance or restriction pursuant to supermajority voting requirements under corporate charters, bylaws, stockholders agreements and similar documents and agreements; and

(10) any encumbrance or restriction pursuant to an instrument or agreement governing Indebtedness permitted by the terms of this Agreement to be Incurred by a Restricted Subsidiary to fund, in whole or in part, the acquisition of any Property or assets; provided such Indebtedness is repaid or otherwise refinanced in full with Refinancing Indebtedness on or prior to the date 12 months after the date such Indebtedness was initially Incurred; and

and except, with respect to clause (c) only:

(1) any encumbrance or restriction consisting of customary non-assignment provisions (including provisions forbidding subletting) in leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements to the extent such provisions restrict the transfer of the lease or the Property leased thereunder;

(2) any encumbrance or restriction contained in Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the Property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments;

(3) Permitted Liens or Liens securing Indebtedness otherwise permitted to be Incurred pursuant to Section 6.07 that limit the right of the Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(4) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(5) customary restrictions on the subletting, assignment or transfer of any Property or asset that is subject to a lease, license, sub-license or similar contract, or the assignment or transfer of any such lease, license, sub-license or other contract;

(6) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Borrower and the Restricted Subsidiaries to realize the value of, Property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary; and

(7) any encumbrance or restriction pursuant to provisions with respect to the disposition or distribution of assets or Property in operating agreements,

sale-leaseback agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business.

Section 6.04 Fundamental Changes and Dispositions.

(a) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions, including any Asset Sale) all or any substantial part of its assets, or any of its Oil and Gas Properties or any of the Equity Interests of any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, the Borrower or any Restricted Subsidiary may sell Hydrocarbons produced from its Oil and Gas Properties in the ordinary course of business, and if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(1) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(2) (i) any Credit Party may merge into any other Credit Party (provided that, in the case of the Borrower, the Borrower shall be the surviving entity); (ii) any Non-Credit Party Restricted Subsidiary may merge into any other Non-Credit Party Restricted Subsidiary and (iii) any non-Credit Party may merge into any Credit Party in a transaction in which the surviving entity is a Credit Party;

(3) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary; provided, that the aggregate fair market value of all assets sold, transferred, leased or otherwise disposed of by a Credit Party to a non-Credit Party during the term of this Agreement pursuant to this clause (3) shall not exceed $10,000,000 in the aggregate;

(4) the Borrower may sell, transfer, lease or otherwise dispose of its assets to any Guarantor;

(5) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such Restricted Subsidiary and is not materially disadvantageous to interests of the Lenders;

(6) the Borrower or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Borrower or any of its Restricted Subsidiaries or that is being replaced by equipment of comparable value and utility;

(7) subject to Section 2.08(a), to the extent permitted under the terms of the First Lien Credit Agreement and the other Priority Lien Documents, the Borrower or any Restricted Subsidiary may Dispose of Oil and Gas Properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise) so long as:

(i) the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any Person assuming responsibilities for any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors or an executive officer of the Borrower or such Restricted Subsidiary with the responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision, of the shares and assets subject to such Asset Sale; and

(ii) unless such Disposition is in connection with a joint development arrangement, drilling agreement or similar arrangement contemplating a contribution or conveyance of Oil and Gas Properties in exchange for a commitment to bear future development costs in respect of such Oil and Gas Properties, at least 85% of the consideration thereof received by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the following are deemed to be cash or Cash Equivalents: (i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than liabilities that are subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Borrower or such Restricted Subsidiary from all further liability; (ii) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted within 180 days by the Borrower or such Restricted Subsidiary into cash, to the extent of cash received in that conversion; and (iii) accounts receivable of a business retained by the Borrower or any Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable (c) are not past due more than 30 days and (y) do not have a payment greater than 90 days from the date of the invoice creating such accounts receivable.

provided, that for purposes of this clause (a)(7), the Credit Parties may not sell, transfer, lease, exchange, abandon or otherwise Dispose of (in one transaction or a series of related transactions) all or substantially all of the Oil and Gas Properties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise) without the prior written consent of all of the Lenders.

(8) the Borrower may consummate the following Dispositions:

(i) the sale, transfer or assignment by the Borrower, EXCO PA, EXCO WV or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Borrower, EXCO PA, EXCO WV or any other Restricted Subsidiary in the Appalachian Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the Marcellus JV Documents;; and

(ii) the sale, transfer or assignment by the Borrower, EOC or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Borrower, EOC or any other Restricted Subsidiary in the East Texas/North Louisiana Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the BG Joint Development Agreement; and

(iii) the sale, transfer or assignment by the Borrower, EOC or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties or mid-stream facilities to the extent required pursuant to and in accordance with the provisions of the KKR Participation Agreement.

(b) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and after giving effect to the Transactions and businesses reasonably related thereto.

Section 6.05 Limitation on Affiliate Transactions.

(a)

(1) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (an “Affiliate Transaction”), except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the other Credit Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.02 or (d) Permitted Investments of the kind referred to in clauses (a)(i) and (a)(ii) of the definition thereof; and unless the terms of the Affiliate Transaction are no less favorable to the Borrower or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate and if, in the good faith judgment of the Board of Directors, such Affiliate Transaction is commercially reasonable and otherwise fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view;

(2) (i) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Borrower or a Restricted Subsidiary in excess of $10,000,000, an Officers’ Certificate certifying that such Affiliate Transaction complies with the requirements of clause (1) above, and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Borrower or a Restricted Subsidiary in excess of $25,000,000, a majority of the Disinterested Members of the Board of Directors (or, if there is only one Disinterested Member, such Disinterested Member) have determined that the criteria set forth in clause (1) are satisfied with respect to such Affiliate Transaction(s) and have approved such Affiliate Transaction(s), as evidenced by a resolution delivered to the Administrative Agent and certified by an officers’ certificate as having been adopted by the Board of Directors.

(b) Section 6.05(a)(1) shall not prohibit or apply to:

(1) any Investment by a Credit Party in another Credit Party or other Restricted Payment between Credit Parties;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to officers or employees in the ordinary course of business in accordance with the past practices of the Borrower or the Restricted Subsidiaries, in each case, only as permitted by Section 402 of the Sarbanes-Oxley Act of 2002;

(4) the payment of reasonable fees to directors of the Borrower and the Restricted Subsidiaries who are not employees of the Borrower or the Restricted Subsidiaries, the reimbursement of reasonable out-of-pocket expenses Incurred by, directors of the Borrower and the Restricted Subsidiaries in attending meetings of such directors and indemnification payments made to officers, directors and employees of the Borrower or any Subsidiary pursuant to charter, bylaw, statutory or contractual provisions;

(5) [Reserved];

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower to, or the receipt by the Borrower of any capital contribution from, its stockholders or Affiliates;

(7) any agreement as in effect on the Effective Date and described on Schedule 6.05 or any amendments or other modifications, renewals or extensions of any such agreement (so long as such amendments or other modifications, renewals or extensions are not materially less favorable to the Borrower or the Restricted Subsidiaries) and the transactions evidenced thereby;

(8) transactions contemplated by the Marcellus JV Documents, the BG JV Documents, the KKR Participation Agreement or the Bluescape Agreement, in each case as in effect on the Effective Date, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Borrower, an executive officer of the Borrower or an executive officer of such Restricted

Subsidiary with responsibility for such transaction (whose determination shall be conclusive evidence of compliance with this provision) and amendments, modifications, supplements, extensions or renewals of such agreements from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Lenders in any material respect in the good faith judgment of the Board of Directors of the Borrower, when taken as a whole, than the terms of such agreements in effect on the Effective Date;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with this Agreement, which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower, an executive officer of the Borrower or an executive officer of such Restricted Subsidiary with responsibility for such transaction (whose determination shall be conclusive evidence of compliance with this provision) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) transactions between the Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of the Borrower and such director is the sole cause for such Person to be deemed an Affiliate of the Borrower or any Restricted Subsidiary, provided, however, that such director shall abstain from voting as a director of the Borrower on any matter involving such other Person;

(11) any transaction in which the Borrower or any of its Restricted Subsidiaries as the case may be, delivers to the Administrative Agent a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower and the Restricted Subsidiaries or is not less favorable to the Borrower and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(12) guarantees of performance by the Borrower and its Restricted Subsidiaries of the Borrower’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money; or

(13) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Borrower or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Borrower or any Restricted Subsidiary.

Section 6.06 [Reserved ].

Section 6.07 Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its Properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Signing Date or thereafter acquired, other than Permitted Liens.

Section 6.08 Limitation on Sale/Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Property unless (a) the Borrower or such Restricted Subsidiary would be entitled to (1) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 6.01 and (2) create a Lien on such Property securing such Attributable Debt; (b) the net proceeds received by the Borrower or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such Property and (c) the Borrower applies the proceeds of such transaction in compliance with Sections 2.08 and 6.04.

Section 6.09 Payment of Fees. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender or holder of any Parity Lien Debt for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Parity Lien Document unless (a) in the case of any consent, waiver or amendment of any Loan Document, such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend any comparable provisions of the Loan Documents and (b) in the case of any consent, waiver or amendment of any Parity Lien Document (other than any Loan Documents), the Borrower shall also pay such consideration, in the amount and in the same form as that paid to such other lenders or holders of Parity Lien Debt.

ARTICLE VII

GUARANTEE OF OBLIGATIONS

Section 7.01 Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, regardless of whether such interest is an allowed claim. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 7.02 Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor.

Section 7.03 Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent’s actual receipt of the notice at its branches or departments responsible for this Agreement and reasonable opportunity to act upon such notice.

Section 7.04 Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by any Secured Party on the insolvency, bankruptcy or reorganization of the Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 7.05 Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement is no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement. If any Guarantor makes payment to the Administrative Agent or Lenders of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement is no longer in effect, the Administrative Agent and Lenders shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 7.06 Subordination. Without limiting the rights of the Administrative Agent and the Lenders under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 7.07 Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents; provided, however, that (if the Payment Currency is other than Dollars) any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Administrative Agent and the Lenders harmless from any loss incurred by the Administrative Agent or any Lender arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent or such Lender is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 7.08 Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Lender may otherwise have, the Administrative Agent or such Lender shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent or such Lender, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent or such Lender to give such notice shall not affect the validity thereof.

Section 7.09 Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 7.10 Limitations on Guarantee. The provisions of the Guarantee under this Article VII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.10, with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 7.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall be rendered voidable under applicable law.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan (including any payments required under Section 2.08) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the occurrence of the following:

(1) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(2) any event or condition occurs that results in (i) any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets by the Borrower or any of its Restricted Subsidiaries securing such Indebtedness to the extent such voluntary sale or transfer of property is permitted hereunder) (provided that in the case of obligations arising under Swap Agreements permitted hereunder, the amount counted for this purpose shall be the amount payable by all Credit Parties, without duplication, as if such obligations were terminated at such time) or (ii) the exercise of remedies or the taking of enforcement actions under the First Lien Credit Agreement (whether with respect to such event or condition or otherwise);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (1) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Restricted Subsidiary shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) any Guaranty of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Agreement, shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guaranty, in each case with respect to any Guarantor that is also a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary;

(m) the occurrence of the following:

(1) except as permitted by the Loan Documents, any Loan Document establishing the Parity Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (m)(1) if the sole result of the failure of one or more Loan Documents to be fully enforceable is that any Parity Lien purported to be granted under such Loan Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $15,000,000, ceases to be an enforceable and perfected Parity Lien; provided, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any officer of the Borrower or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(2) except as permitted by the Loan Documents, any Parity Lien purported to be granted under any Loan Document on Collateral, individually or in the aggregate, having a fair market value in excess of $15,000,000, ceases to be an enforceable and perfected second-priority Lien, subject to the Intercreditor Agreement and Permitted Prior Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any officer of the Borrower or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; or

(3) the Borrower or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Borrower or any Guarantor set forth in or arising under any Loan Document establishing Parity Liens; or

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower or any Restricted Subsidiary described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations (including, for the avoidance of doubt, the Make-Whole Amount) of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations (including, for the avoidance of doubt, the Make-Whole Amount) of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement the Administrative Agent, the Collateral Trustee and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent, the Collateral Trustee and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have.

ARTICLE IX

THE AGENTS

Section 9.01 Appointment and Authority. Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Trustee (for purposes of this Article IX, the Administrative Agent and the Collateral Trustee are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (a) execute any and all documents (including releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Collateral to the extent such sale or other disposition is permitted by the terms hereof or is otherwise authorized by the terms of the Loan Documents) with respect to the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the Security Instruments, the Collateral Trust Agreement and the Intercreditor Agreement and (b) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Majority Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 9.02 Rights as a Lender. The institution serving as the Administrative Agent and/or the Collateral Trustee hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 9.03 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (1) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (2) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (3) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Trustee or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with any Loan Document, (2) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (4) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of Sections 9.04 and 9.05 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the applicable Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06 Resignation of Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(1) if to the Borrower, to EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attention: Richard A. Burnett, Vice President, Chief Financial Officer and Chief Accounting Officer Telecopy No. (972) 699-5180, E-mail: rburnett@excoresources.com, with a copy to EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attention: Christopher C. Peracchi, Vice President, Finance & Investor Relations & Treasurer, Telecopy No. (972) 201-0651, E-mail: cperacchi@excoresources.com. For purposes of delivering the documents pursuant to Section 5.01(a), (b) and (d), the website address is www.excoresources.com;

(2) if to the Administrative Agent, to Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7, Attention: Paul Rivett, Telecopy No.: (416) 367-4946, E-mail: privet@hwic.ca, with a copy to Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7, Attention: Derek Bulas, Telecopy No.: (416) 367-4946, E-mail: dbulas@fairfax.ca.

(3) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (b) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all financial statements and accompanying information and certificates delivered pursuant to Section 5.01.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS

IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY RESTRICTED PERSON, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY RESTRICTED PERSON’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Collateral Trustee or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Trustee and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Collateral Trustee may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any other provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Party or Credit Parties that are party thereto, the Administrative Agent and the Majority Lenders or by the Credit Party or Credit Parties that are party thereto and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(1) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender);

(2) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, reduce the Make-Whole Amount or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender other than fees to which such Defaulting Lender is not entitled to receive as a result of being a Defaulting Lender) affected thereby;

(3) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby (it being understood that waiver of a mandatory prepayment of the Loans shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(4) change Section 2.07, Section 2.08, Section 2.13(a), Section 2.13(b), Section 2.13(c) or Section 2.13(e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender);

(5) change Section 2.13(b) or Section 10.02(b)(5) in any material respect without the consent of each Lender adversely affected thereby (including any such Lender that is a Defaulting Lender);

(6) change any of the provisions of this Section 10.02(b), 10.02(c) or the definition of “Majority Lender”, “Super-Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby;

(7) change the definition of “Change of Control” without the written consent of Super-Majority Lenders (other than any Defaulting Lender);

(8) release any Guarantor from its obligation under its Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender); or

(9) except as provided in Article IX or in any Security Instrument, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Trustee hereunder without the prior written consent of the Administrative Agent or the Collateral Trustee, as the case. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 10.04.

(c) Notwithstanding anything herein to the contrary, the Intercreditor Agreement and the Collateral Trust Agreement may be amended in accordance with their terms, including to add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent thereof or trustee therefor) holding such Indebtedness thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding.

(d) Notwithstanding anything to the contrary contained in this Section 10.02, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (1) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Trustee and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Trustee, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Trustee or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Trustee or any Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE COLLATERAL TRUSTEE AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (1) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF

THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (2) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (3) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (4) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Trustee under clauses (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent or the Collateral Trustee, as the case may be, such Lender’s pro rata share of such unpaid amount with respect to the amounts to be paid to the Collateral Trustee and such Lender’s Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Trustee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of outstanding Loans (or, if all Loans have been paid in full, the aggregate remaining Obligations), determined as if no Lender were a Defaulting Lender).

(d) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CREDIT PARTIES SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(1) Subject to the conditions set forth in clause (b)(2) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent.

(2) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount, unless the Administrative Agent otherwise consents;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means (x) any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender and (y) Fairfax.

(3) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.04 except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 10.04(b)(ii) shall be null and void.

(4) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(5) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.04 any written consent to such assignment required by clause (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.13(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b).

(c)

(1) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(d) (it being understood that the documentation required under Section 2.12(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.11 or Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(2) (ii) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Borrower Buybacks. Notwithstanding anything in this Agreement to the contrary, any Lender may, at any time, assign all or a portion of its Loans on a non-pro rata basis to the Borrower in accordance with procedures to be agreed, pursuant to an offer made by the Borrower available to all Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(1) the Borrower shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any Excluded Information that has not been disclosed to the Lenders generally (other than to the extent any such Lender does not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) prior to such date;

(2) immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Loans from a Lender to the Borrower, such Loans and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid (together with the payment of any applicable Make-Whole Amount), terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment;

(3) the Borrower shall not use the proceeds of any Loans for any such assignment; and

(4) no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Trustee or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.11, Section 2.12 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.08 and Section 7.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL TRUSTEE OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Collateral Trustee and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as, or otherwise consistent with, those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Collateral Trustee or any Lender on a nonconfidential basis from a source other than a Credit Party and (i) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Collateral Trustee or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent, the Collateral Trustee and each Lender may disclose the existence of this Agreement and the information about this Agreement to service providers to the Administrative Agent, the Collateral Trustee and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Neither the Borrower nor any of its Affiliates shall issue or cause the publication of any press release or other public announcement (excluding, for the avoidance of doubt, public filings made with the SEC) with respect to this Agreement without the prior written consent of the Administrative Agent if Fairfax is mentioned in such press release or public announcement.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act. The Borrower shall, upon the request of the Administrative Agent, the Collateral Trustee or any Lender, provide all documentation and other information that the Administrative Agent, the Collateral Trustee or such Lender reasonably requires to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.15 Flood Insurance Regulation. Notwithstanding any provision in any Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 included in the definition of “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any such Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 10.16 No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees that: (a) (1) the arranging and other services regarding this Agreement provided by the Administrative Agent and by any lead arranger, syndication agent, documentation agent or similar agent hereunder (collectively, the “Agents”), the Collateral Trustee, and the Lenders and each of their respective Affiliates (collectively, solely for purposes of this Section 10.16, the “Lenders”) are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents, the Collateral Trustee and the Lenders, on the other hand, (2) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (3) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (1) the Administrative Agent, each other Agent, the Collateral Trustee and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (2) neither the Administrative Agent, any other Agent, the Collateral Trustee nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the other Agents, the Collateral Trustee and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, any other Agent, the Collateral Trustee nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. The Lenders may have economic interests that conflict with those of the Credit Parties and their respective Subsidiaries and their stockholders and/or their affiliates. Each Credit Party, for itself and on behalf of its Subsidiaries, agrees that nothing in this Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party or its Subsidiaries, their stockholders or their affiliates, on the other. To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents, the Collateral Trustee or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each Credit Party, for itself and its Subsidiaries, agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party or Subsidiary, in connection with such transaction or the process leading thereto.

Section 10.17 Intercreditor Agreement and Collateral Trust Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement and the Collateral Trust Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement or to the provisions of the Collateral Trust Agreement, in each case, as if it was a signatory thereto and (d) authorizes and instructs (1) the Administrative Agent to enter into the Collateral Trust Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) as Administrative Agent and (2) the Collateral Trustee to enter into the Intercreditor Agreement and the Collateral Trust Agreement (including, in each case, any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) as Collateral Trustee, in each case, on behalf of such Lender, and by its acceptance of the benefits of the Security Instruments, hereby acknowledges and agrees to be bound by all such provisions. Notwithstanding anything herein to the contrary, each Lender, the Administrative Agent and the Collateral Trustee acknowledges that the Lien and security interest granted to the Collateral Trustee pursuant to the Security Instruments and the exercise of any right or remedy by the

Administrative Agent and/or the Collateral Trustee thereunder, are subject to the provisions of the Intercreditor Agreement and the Collateral Trust Agreement. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement or the Collateral Trust Agreement and the Security Instruments, the terms of the Intercreditor Agreement or the Collateral Trust Agreement, as applicable, shall prevail. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and the Collateral Trust Agreement, the terms of the Intercreditor Agreement shall prevail. The foregoing provisions are intended as an inducement to the First Lien Lenders to permit the incurrence of Obligations under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

Section 10.18 Additional Indebtedness. In connection with the incurrence by any Credit Party of any Priority Lien Obligations, Parity Lien Obligations or Junior Lien Obligations permitted to be incurred pursuant to the terms hereof and of any other then outstanding Priority Lien Documents, Parity Lien Documents and Junior Lien Documents, each of the Administrative Agent and the Collateral Trustee agree to execute and deliver any necessary supplements, joinders or confirmations to the Intercreditor Agreement and Collateral Trust Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Security Instrument, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Credit Party permitted to secure such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Credit Party to the extent such priority is permitted by the Loan Documents) pursuant to the Security Instrument being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

Section 10.19 Special Provisions. For so long as Fairfax constitutes the Majority Lenders, the following provisions of this Agreement shall be modified as set forth in this Section 10.19.

(a) Additional Definitions. The following definitions shall be added to Section 1.01 of this Agreement in alphabetical order:

“Collateral Coverage Ratio” means, as of any date, the ratio of (a) the sum of (without duplication) (i) the PV-10 of Proved Reserves and Unproved Reserves of the Mortgaged Properties and other Oil and Gas Properties as evaluated in the Collateral Coverage Reserve Report most recently delivered pursuant to Section 5.11, and (ii) the value for net undeveloped acres that do not have scheduled locations within the Collateral Coverage Reserve Report derived from Credit Parties’ land records and recent leasing activity for comparable acreage, to (b) the aggregate outstanding Secured Indebtedness of the Borrower and its Restricted Subsidiaries as of such date.

“Collateral Coverage Reserve Report” means a report, in form and substance reasonably satisfactory to HWIC, setting forth, as of December 31st and, if requested by HWIC, as of the most recent fiscal quarter preceding the request with said request being limited to one per calendar year, (i) the PV-10 of the Proved Reserves, as evaluated in the Reserve Report most recently delivered pursuant to Section 5.11, based upon the economic assumptions consistent with the First Lien Agent’s lending requirements at the time, (ii) the PV-10 of the Unproved Reserves of the Mortgaged Properties and other Oil and Gas Properties, and (iii) the value for net undeveloped acres that do not have scheduled locations within the Proved Reserves and Unproved Reserves derived from Credit Parties’ land records and recent leasing activity for comparable acreage attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, based upon NYMEX Prices as of the report date. A form of the Collateral Coverage Reserve Report is attached hereto as Exhibit I.

“HWIC” means Hamblin Watsa Investment Counsel, Ltd.

“PV-10” means, as of any date of determination, the present value of future cash flows from Proved Reserves included in the Oil and Gas Properties, as set forth in the most recent Collateral Coverage Reserve Report delivered pursuant to Section 5.11 or more a recent Collateral Coverage Reserve Report, utilizing a 10% discount rate and using NYMEX Prices.

“Secured Indebtedness” means, as of any date, any Indebtedness for borrowed money secured as (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured as) Priority Lien Debt or Parity Lien Debt (or any Replacement Credit Facility) or any other Indebtedness for borrowed money which is secured by a Lien which is not expressly subordinated to the Obligations and the obligations in respect of the Priority Lien Debt.

“Unproved Reserves” means those Oil and Natural Gas Properties estimated based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved.

(b) Modified Definitions. The following definitions in Section 1.01 of this Agreement shall be modified as follows:

(1) The definition of “Permitted Acquisitions Indebtedness” shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

“Permitted Acquisition Indebtedness” means Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount outstanding not to exceed $50,000,000 (less the aggregate principal amount outstanding pursuant to Section 6.01(b)(7) to the extent constituting Refinancing Indebtedness of Permitted Acquisition Indebtedness) (the foregoing cap, the “Permitted Acquisition Indebtedness Dollar Cap”) any time and solely to the extent such Indebtedness was Indebtedness of:

(a) an acquired Person incurred prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition, or

(b) a Person that was merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary and was not incurred in contemplation of such merger, consolidation or amalgamation.

provided that the Permitted Acquisition Indebtedness Dollar Cap shall (if the Borrower shall have received the prior written consent of HWIC) be increased by such additional Permitted Acquisition Indebtedness referenced in immediately preceding clauses (a) and (b) on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary, as applicable, if, after giving pro forma effect thereto, the Consolidated Coverage Ratio either (x) equals or exceeds 2.25 to 1.00 or (y) is greater than the Consolidated Coverage Ratio immediately prior to such transaction.

(2) Subsection (a) of the definition of “Permitted Investment” shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(a) Investments by (i) a Credit Party in another Credit Party or a Person that will, together with all of such Person’s Subsidiaries, upon the making of such Investment, become Credit Parties (other than any of such Person’s Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the terms of this Agreement), (ii) by a Non-Credit Party Restricted Subsidiary in another Non-Credit Party Restricted Subsidiary, (iii) by a Non-Credit Party Restricted Subsidiary in a Credit Party; and (iv) by a Credit Party in a Non-Credit Party Restricted Subsidiary in an aggregate amount, together with all other Investments made pursuant to this clause (a)(iv) since the Signing Date, not in excess of $50,000,000; provided, that to the extent constituting Indebtedness, any such Investment under this clause (a) shall be made in accordance with Section 6.01(b)(4);

(3) Subsection (b) of the definition of “Permitted Investment” shall be modified to add the following to the end thereof:

“and provided, further, the aggregate amount of all such Investments shall not exceed $50,000,000 during the term of this Agreement;”

(4) Subsection (q) of the definition of “Permitted Investment” shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(q) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Signing Date, do not exceed $50,000,000.

(5) Subsection (g) of the definition of “Permitted Liens” shall be modified to add the following to the end thereof:

“provided, however, that such performance, bid or surety bonds, completion guarantees or letters of credit do not constitute, or secure, any Indebtedness in an aggregate amount in excess of $25,000,000;”

(6) Subsection (i) of the definition of “Permitted Liens” shall be modified to add the following to the end thereof:

“and provided, further, that after giving effect to the incurrence of the Indebtedness secured by such Lien, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;”

(7) Subsection (j) of the definition of “Permitted Liens” shall be modified to add the following to the end thereof:

“and provided, further, that after giving effect to the incurrence of the Indebtedness or other obligations secured by such Lien, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;”

(8) Subsection (m) of the definition of “Permitted Liens” shall be modified to add the following to the end thereof:

“and provided, further, that at the time such Person becomes a Subsidiary, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;”

(9) Subsection (n) of the definition of “Permitted Liens” shall be modified to add the following to the end thereof:

“and provided, further, that at the time of such acquisition, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;”

(10) Subsection (t) of the definition of “Permitted Liens” shall be modified to add the following to the end thereof:

“and provided, further, that such Liens do not secure any Indebtedness for borrowed money (other than an aggregate principal amount not in excess of $5,000,000 at any time outstanding);”

(11) Subsection (bb) of the definition of “Permitted Liens” shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(bb) other Liens securing Indebtedness and other obligations in an aggregate principal amount at any time outstanding not exceeding $15,000,000.

(12) The definition of “Priority Lien Debt” shall be modified to add the following to the end thereof:

“provided that, unless HWIC shall otherwise agree in writing in its sole discretion, all such Indebtedness (other than any DIP Financing that is permitted by the Intercreditor Agreement) shall be pari passu in right of payment, it being understood that there may be different tranches of Priority Lien Debt with different maturities and amortization profiles, but, unless HWIC otherwise agree in its reasonable discretion, the principal amount of Indebtedness under all such tranches must in all other respects be pari passu in right of payment. Any such Indebtedness (other than any such DIP Financing) that is not consistent with the foregoing condition for pari passu treatment in right of payment with the revolving credit loans under the Priority Lien Documents shall not constitute Priority Lien Debt.”

(13) The definition of “Unrestricted Subsidiary” shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below, (b) any Subsidiary of an Unrestricted Subsidiary, (c) EBG Resources and any of its Subsidiaries, (d) Bonchasse Land Company, LLC, a Louisiana limited liability company and any of its Subsidiaries, (e) the Marcellus JV Operator and any of its Subsidiaries (f) the Marcellus Midstream Owner and any of its Subsidiaries, and (g) PCMWL, LLC, Moran Minerals, LLC and Moran Land Company, LLC. The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary or owns, directly or indirectly, a Material Domestic Subsidiary, (ii) owns Oil and Gas Properties or owns, directly or indirectly, a Subsidiary that owns Oil and Gas Properties or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities or other obligations under any Senior Debt (including the Existing Unsecured Notes), Priority Lien Debt, Parity Lien Debt or Junior Lien Debt (or any Refinancing Indebtedness incurred to refinance any of the foregoing) or owns, directly or indirectly, a Subsidiary that provides such a guarantee, or is such a primary obligor.

(b) Section 5.11 shall be modified by adding a new subsection (c) to read as follows:

(c) On or before March 15th of each year, commencing March 15, 2016, the Borrower shall furnish to the Administrative Agent and the Lenders a Collateral Coverage Reserve Report.

(c) Section 6.01(b)(1) shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(1) the Incurrence of Indebtedness pursuant to any Credit Facilities by the Borrower or any Guarantor and Priority Lien Debt consisting of Refinancing Indebtedness Incurred to refinance, refund or replace any such Indebtedness, in each case, to the extent subject to and not prohibited by the Intercreditor Agreement; provided that the aggregate principal amount of all such Indebtedness Incurred under this clause (1) outstanding at any time (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) does not exceed the greatest of (a) the sum of (i) $375,000,000 plus (ii) an amount equal to six and two-thirds percent of the aggregate principal amount of outstanding Indebtedness (including the aggregate stated amount of any outstanding letters of credit) under any borrowing base asset based revolving credit facility constituting Priority Lien Obligations (provided that such amount under this clause (ii) shall only be permitted to be incurred under this clause (b)(1) to the extent it is utilized exclusively to incur Indebtedness comprised of protective advances (i.e., loans made under any such borrowing base asset based revolving Priority Lien Credit Facility which (A) is made to maintain, protect or preserve the Collateral and/or the Priority Lien Secured Parties’(as defined in the Intercreditor Agreement) rights under the Priority Lien Documents or which is otherwise for the benefit of the Priority Lien Secured Parties, (B) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Priority Lien Obligation and/or (C) is made to pay any other amount chargeable to, or required to be paid by, any Credit Party under the Intercreditor Agreement or any other Priority Lien Document)), (b) after reasonable advance consultation with HWIC, the Borrowing Base (as defined in the First Lien Credit Agreement) as in effect at the time of such Incurrence and (c) after reasonable advance consultation with HWIC, 30% of Modified ACNTA determined at the time of such Incurrence; provided, however, that in no event shall the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount threof) exceed $500,000,000 without the prior written consent of HWIC;

(d) Section 6.01(b)(2) shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(2) the Incurrence by the Borrower and the Guarantors of (x) the Loans and other Obligations and (y) other Parity Lien Debt (to the extent subject to the Intercreditor Agreement) in an aggregate amount outstanding under this clause (y) not to exceed (i) to the extent Incurred from the Signing Date through December 31, 2015, $400,000,000 and (ii) to the extent Incurred after December 31, 2015, such amount as HWIC may agree to in writing; provided that, for purposes of this clause (y), unless HWIC shall otherwise agree in writing, 100% of the Net Cash Proceeds of such Parity Lien Debt are applied to Refinance the Existing Unsecured Notes.

(e) Section 6.01(b)(3) shall be modified in its entirety to read as follows (the italicized portion reflects the modified text)

(3) the Incurrence by the Borrower or any Guarantor of Junior Lien Debt to the extent subject to the Intercreditor Agreement; provided that either (i) 100% of the Net Cash Proceeds thereof shall be applied to Refinance the Existing Unsecured Notes or (ii) if less than 100% of such Net Cash Proceeds are applied to Refinance the Existing Unsecured Notes, then the terms and conditions of such Junior Lien Debt shall be reasonably acceptable to HWIC in all respects;

(f) Section 6.01(b)(14) shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(14) Indebtedness of the Borrower or any Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations Incurred to finance all or any part of the design, development, installation, construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries not more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment, in an aggregate principal amount which, in an aggregate principal amount outstanding, taken together with all Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding $20,000,000 or, if greater than such amount, and solely to the extent Incurred with the consent of HWIC, (y) 2.0% of Modified ACNTA determined as of the date of Incurrence of such Indebtedness;

(g) Section 6.01(b)(20) shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(20) Indebtedness of, or Disqualified Stock issued by, the Borrower or any Restricted Subsidiary or Preferred Stock issued by any Restricted Subsidiary not otherwise permitted pursuant to this clause (b), in an aggregate principal amount not to exceed at any time outstanding (x) $20,000,000, or, if greater than such amount, and solely to the extent Incurred with the consent of HWIC, (y) 2.5% of MACNTA determined as of the date of Incurrence of such Indebtedness;

(h) Section 6.01(b)(21) shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(21) Indebtedness arising from Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness incurred in connection with Permitted Business Investments at any time outstanding not to exceed (x) $60,000,000, or, if greater than such amount, and solely to the extent Incurred with the consent of HWIC, (y) 5.0% of Modified ACNTA determined as of the date of Incurrence of such Indebtedness;

(i) Section 6.01(b)(22) shall be deleted in its entirety.

(j) Section 6.02(a)(3)(i) shall be deleted in its entirety.

(k) Section 6.02(b)(17) shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(17) other Restricted Payments in an aggregate amount since the Signing Date not to exceed (x) $40,000,000 or, if greater than such amount, and solely to the extent made with the consent of HWIC, (y) 2.5% of MACNTA determined as of the date of the making of such Restricted Payment; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result immediately therefrom.

(l) Clause (f)(2) of Article VIII shall be modified in its entirety to read as follows (the italicized portion reflects the modified text):

(f) (2) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (i) this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets by the Borrower or any of its Restricted Subsidiaries securing such Indebtedness to the extent such voluntary sale or transfer of property is permitted hereunder and (ii) any breach of the covenants set forth in Section 7.11 of the First Lien Credit Agreement shall not constitute an Event of Default with respect to any Term Loan, (x) unless, at any date of determination, the Aggregate Revolving Credit Exposure (as defined in the First Lien Credit Agreement) is equal to or greater than $10,000,000 (provided that in the case of obligations arising under Swap Agreements, the amount counted for this purpose shall be the amount payable by all Credit Parties, without duplication, as if such obligations were terminated at such time) and (y) until the earlier of (1) the date that is 15 Business Days after the date such breach occurs, unless such breach is waived in writing by the Required Revolving Lenders (as defined in the First Lien Credit Agreement) prior to such 15th Business Day and (2) the date on which the Administrative Agent (as defined in the First Lien Credit Agreement) or the Required Revolving Lenders (as defined in the First Lien Credit Agreement) cause such Indebtedness to become due prior to the Revolving Maturity Date (as defined in the First Lien Credit Agreement) or exercise remedies or take an enforcement action under the First Lien Credit Agreement (whether with respect to such breach or otherwise);

For the avoidance of doubt, Fairfax may modify or waive any of the foregoing clauses of this Section 10.19, without any consent or modification fee to be paid by any Credit Party to Fairfax.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name: William L. Boeing
Title: Vice President, General Counsel and Secretary

GUARANTORS:

EXCO HOLDING (PA), INC.
EXCO PRODUCTION COMPANY (PA), LLC
EXCO PRODUCTION COMPANY (WV), LLC
EXCO RESOURCES (XA), LLC
EXCO SERVICES, INC.
EXCO MIDCONTINENT MLP, LLC
EXCO PARTNERS GP, LLC
EXCO PARTNERS OLP GP, LLC
EXCO HOLDING MLP, INC.
EXCO LAND COMPANY, LLC

By:	/s/ William L. Boeing
Name: William L. Boeing
Title: Vice President, General Counsel and Secretary

EXCO OPERATING COMPANY, LP

By:	EXCO Partners OLP GP, LLC
its general partner

By:	/s/ William L. Boeing
Name: William L. Boeing
Title: Vice President, General Counsel and Secretary

[EXCO Resources, Inc. – Credit Agreement]

EXCO GP PARTNERS OLD, LP

By:	EXCO Partners GP, LLC
its general partner

By:	/s/ William L. Boeing
Name: William L. Boeing
Title: Vice President, General Counsel and Secretary

[EXCO Resources, Inc. – Credit Agreement]

HAMBLIN WATSA INVESTMENT COUNSEL LTD., as Administrative Agent

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Meghan H. McCauley
Name: Meghan H. McCauley
Title: Assistant Vice President

[EXCO Resources, Inc. – Credit Agreement]

NORTHBRIDGE GENERAL INSURANCE CORPORATION, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

NORTHBRIDGE PERSONAL INSURANCE CORPORATION, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

ZENITH INSURANCE COMPANY CANADA, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

FEDERATED INSURANCE COMPANY OF CANADA, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

BRIT SYNDICATES LIMITED, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

BRIT INSURANCE (GIBRALTAR) PCC LIMITED, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

ODYSSEY REINSURANCE COMPANY, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

CLEARWATER SELECT INSURANCE COMPANY, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

NEWLINE CORPORATE NAME LIMITED (SYNDICATE), as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

WENTWORTH INSURANCE COMPANY LTD., as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

TIG INSURANCE (BARBADOS) LTD., as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

ZENITH INSURANCE COMPANY (US), as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]

FAIRFAX FINANCIAL HOLDINGS LIMITED MASTER TRUST, as a Lender

By its Investment Manager, HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Chief Operating Officer

[EXCO Resources, Inc. – Credit Agreement]